Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

BLUEKNIGHT ENERGY PARTNERS, L.P.,
as Borrower,

The Several Lenders from Time to Time Parties Hereto

CITY NATIONAL BANK, and

U.S. BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

FIRST HORIZON BANK, and
FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents,

and

TRUIST BANK,
as Administrative Agent

Dated as of May 26, 2021

TRUIST SECURITIES, INC., CITY NATIONAL BANK, U.S. BANK, NATIONAL ASSOCIATION, FIRST HORIZON BANK and FIFTH THIRD BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Bookrunners

i

SCHEDULES:

1.1A	Commitments
4.1	Long Term Leases
4.6	Litigation
4.15	Subsidiaries
4.18	Environmental Matters
4.23	Real Property
6.12	Post Closing Tasks
7.2(b)	Existing Indebtedness
7.3(c)	Existing Liens
7.7	Investments
7.9	Transactions with Affiliates

EXHIBITS:

A	Form of Note
B	Form of Guarantee and Collateral Agreement
C	Form of Compliance Certificate
D	Form of Closing Certificate
E	[Reserved]
F	Form of Assignment and Assumption
G	[Reserved]
H	Form of Borrowing Request
I-1	Form of U.S. Tax Certificate (Foreign Lenders; not partnerships)
I-2	Form of U.S. Tax Certificate (Foreign Lenders; partnerships)
I-3	Form of U.S. Tax Certificate (Foreign Participants; not partnerships)
I-4	Form of U.S. Tax Certificate (Foreign Participants; partnerships)

v

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of May 26, 2021, is among: BLUEKNIGHT ENERGY PARTNERS, L.P., a Delaware limited partnership (the “Borrower”); each of the Lenders from time to time party hereto; TRUIST BANK, as administrative agent (the “Administrative Agent”); CITY NATIONAL BANK and U.S. BANK, NATIONAL ASSOCIATION, as co-syndication agents (each, in such capacity, a “Co-Syndication Agent”); and FIRST HORIZON BANK and FIFTH THIRD BANK, NATIONAL ASSOCIATION, as co-documentation agents (each, in such capacity, a “Co-Documentation Agent”).

R E C I T A L S

A.         The Borrower, the Administrative Agent, and each of the financial institutions party thereto as lenders (the “Existing Lenders”) are parties to that certain Second Amended and Restated Credit Agreement dated as of May 11, 2017 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of June 28, 2018, among the Borrower, Wells Fargo Bank, National Association, in its capacity as administrative agent (the “Existing Agent”), and the Existing Lenders party thereto, and by that Second Amendment to Second Amended and Restated Credit Agreement, dated as of January 8, 2021, among the Borrower, the other Loan Parties (solely for purposes of Sections 3 and 5.2 thereof), the Existing Agent and the Existing Lenders party thereto, and as further amended from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders provided certain loans and extensions of credit to the Borrower.

B.         The Existing Agent has notified the Existing Lenders and the Loan Parties of its intention to resign as administrative and collateral agent under the Existing Credit Agreement and other Existing Loan Documents effective as of the Closing Date (as hereinafter defined).

C.         The Required Lenders desire to appoint Truist Bank as the successor administrative agent and, subject to the terms and conditions of this Agreement, Truist Bank has agreed to become the successor administrative agent under the Credit Agreement and other Loan Documents effective as of the Closing Date (as hereinafter defined).

D.         Subject to the conditions precedent set forth herein, the parties hereto desire to amend and restate the Existing Credit Agreement in its entirety in the form of this Agreement to (a) add certain new parties as Lenders hereunder, (b) allow for the withdrawal of certain of the Existing Lenders as Lenders hereunder, and (c) amend certain terms of the Existing Credit Agreement as provided in this Agreement.

E.         After giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment of each Lender will be as set forth on Schedule 1.1A attached hereto.

F.         In consideration of the premises, the representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the satisfaction of each condition precedent set forth in Section 5.1 hereof, the Existing Credit Agreement shall be amended and restated as of the Closing Date in the form of this Agreement. The parties hereto hereby further agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate, as in effect from time to time, plus 0.50%, (iii) the Eurodollar Base Rate determined on a daily basis for an Interest Period of one (1) month, plus 1.00% (any changes in such rates to be effective as of the date of any change in such rate), and (iv) zero percent (0.00%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Eurodollar Base Rate will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Eurodollar Base Rate.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Account Control Agreement” shall mean, as to any deposit account, securities account or commodity account of any Loan Party held with a financial institution, an agreement or agreements, in form and substance reasonably acceptable to the Administrative Agent, among such Loan Party owning such deposit account, securities account or commodity account, the Administrative Agent and the financial institution at which such deposit account, securities account or commodity account is located, which agreement establishes the Administrative Agent’s control with respect to such account. For purposes of this definition, the term “control” means “control” within the meaning of Article 9 of the UCC.

“Acquired Debt”: as defined in Section 7.2(f).

“Acquisition Consideration”: the purchase consideration for any Permitted Acquisition and all other payments by any Group Member in exchange for, or as part of, or in connection with, any Permitted Acquisition (including the dollar amount of any Capital Expenditures made within 90 days of such Permitted Acquisition by any Group Member to improve any property acquired in connection with such Permitted Acquisition pursuant to a plan in place by the Group Members submitted to, and approved by, the Administrative Agent prior to the closing of such Permitted Acquisition), whether paid in cash or by exchange of Capital Stock or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by any Group Member.

“Adjustment Date”: as defined in the Applicable Pricing Grid.

“Administrative Agent”: Truist Bank, in its capacity as administrative agent for the Lenders hereunder and the other Loan Documents, together with any of its successors.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agency Assignment Agreement”: that certain Agency Assignment Agreement, dated as of the Closing Date, by and among Existing Agent, Administrative Agent, Existing Lenders and Borrower.

“Agent Indemnitee”: as defined in Section 9.7.

“Agents”: the collective reference to each Co-Syndication Agent, each Co-Documentation Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitment then in effect or, if the Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Anti-Corruption Laws”: all state or federal laws, rules, and regulations applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including the FCPA.

“Applicable Margin”: for any day, with respect to (a) any ABR Loan, a rate per annum equal to 1.75%; and (b) any Eurodollar Loan, a rate per annum equal to 2.75%; provided, that on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin with respect to Loans will be determined pursuant to the Applicable Pricing Grid.

“Applicable Percentage”: the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Total Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans	Commitment Fee Rate
< 3.00 to 1.00	2.00%	1.00%	0.375%
≥ 3.00 to 1.00 and ≤ 3.50 to 1.00	2.25%	1.25%	0.375%
> 3.50 to 1.00 and ≤ 4.00 to 1.00	2.50%	1.50%	0.375%
> 4.00 to 1.00 and ≤ 4.50 to 1.00	2.75%	1.75%	0.500%
> 4.50 to 1.00 and ≤ 4.75 to 1.00	3.00%	2.00%	0.500%
> 4.75 to 1.00	3.25%	2.25%	0.500%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin or the Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. Each determination of the Consolidated Total Leverage Ratio pursuant to the Applicable Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 7.1. In the event that any financial statement or compliance certificate delivered pursuant to Section 6.1(a), Section 6.1(b) or Section 6.2(a) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then Borrower shall immediately deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.12. The preceding sentence is in addition to rights of the Administrative Agent and Lenders with respect to Section 2.9(c) and Section 8.1 and other of their respective rights under this Agreement.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g), (h) or (i) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000 individually or in excess of $5,000,000 in the aggregate in any fiscal year; provided that when used in the definition of Consolidated EBITDA, the definition of Asset Sale will (i) include any Disposition permitted by Section 7.5(h) and (ii) include any Disposition permitted by clause (j) of Section 7.5 that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $250,000 individually or in excess of $500,000 in the aggregate in any fiscal year.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit F.

“Available Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 2.11.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: initially, the Eurodollar Base Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related

Benchmark Replacement Date have occurred with respect to Eurodollar Base Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)    for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)    the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b)    the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the

ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2)    for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of

(a) the date of the public statement or publication of information referenced therein; and

(b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.11(c); or

(4) in the case of an Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a

Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form of the Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA section 3(42) or otherwise for purposes of Title I of ERISA or section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“BHC Act Affiliate”: with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrower Partnership Agreement”: The Fourth Amended and Restated Agreement of Limited Partnership of Blueknight Energy Partners, L.P. dated as of September 14, 2011, among Blueknight Energy Partners G.P., L.L.C. and the other parties thereto, as amended, modified, supplemented or restated to the extent not prohibited by Section 7.19.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Request”: a request by the Borrower in accordance with the terms of Section 2.2, and substantially in the form of Exhibit H, or such other form as shall be approved by the Administrative Agent.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, with respect to the Borrower, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any member interests in a limited liability company, and general or limited partnership interests in a partnership (including, without limitation, any preferred equity), any and all equivalent ownership interests in a Person and any and all warrants, options or other rights to purchase any of the foregoing. In addition, “Capital Stock” shall include, without limitation, with respect to the Borrower, all limited partner interests, common units, subordinated units, preferred equity and general partner interests in the Borrower.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: any of the following events:

(a)         the General Partner shall cease to own 100% of the issued and outstanding general partner interests in the Borrower, or the General Partner shall cease to Control the Borrower; or

(b)          Ergon ceases to Control and own, directly or indirectly, more than 50% of the issued and outstanding voting Capital Stock of the General Partner; or

(c)          during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the General Partner ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that, notwithstanding the foregoing, any changes to the composition of individuals serving as members of the board of directors or other equivalent governing body of the General Partner approved by Ergon shall not constitute a “Change of Control” hereunder.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 are satisfied or waived in accordance with this Agreement, which date is May 26, 2021.

“Closing Date Properties”: as defined in Section 4.23.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, including, without limitation, the Mortgaged Properties.

“Commercial Operation Date”: the date on which a Material Project is substantially complete and commercially operable.

“Commitment”: as to any Lender, the obligation of such Lender, if any, to make Loans and participate in Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto or pursuant to Section 2.19, as the same may be changed from time to time pursuant to the terms hereof. The amount of the Total Commitments on the Closing Date is $300,000,000.

“Commitment Fee”: as defined in Section 2.3(a).

“Commitment Fee Rate”: for any day, a rate per annum equal to 0.500%; provided, that on and after the first Adjustment Date occurring after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commitment Increase”: as defined in Section 2.19(a).

“Commitment Increase Date”: as defined in Section 2.19(a).

“Commitment Period”: the period from and including the Closing Date to the Maturity Date.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Conflicts Committee”: as defined in the Borrower Partnership Agreement.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense (including any franchise taxes to the extent based upon net income), (b)

interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees, expenses and charges associated with Indebtedness (including the Loans and any amendments to, or consents or waivers under, the Loan Documents), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any non-cash charges, expenses or losses (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP, but excluding any non-cash charges that constitute an accrual of or reserve for future cash charges and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory), (f) any charges or expenses (other than depreciation or amortization expense) directly incurred in connection with any issuance by the Borrower of Capital Stock, any acquisition not prohibited by this Agreement (whether or not such acquisition is consummated) or any Disposition permitted by this Agreement in an aggregate amount not to exceed $2,000,000 for any period of four (4) consecutive fiscal quarters of the Borrower, (g) losses from Asset Sales and (h) one-time, factually supportable transaction costs, expenses, fees and charges incurred in connection with the Borrower’s Asset Sales that occurred in the fiscal quarters ended December 31, 2020 and March 31, 2021 (including, for the avoidance of doubt, any severance expenses incurred in connection therewith) in an aggregate amount not to exceed $6,500,000, provided that Administrative Agent has previously received an itemized expense report with respect to any amounts being added back to Consolidated EBITDA in reliance on this clause (h), including a list of individuals receiving any such severance payments (if applicable) and any other information reasonably requested by the Administrative Agent, and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) gains from Asset Sales, (ii) interest income, (iii) any non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains from Asset Sales) (but excluding (1) amounts already subtracted pursuant to clause (i) above and (2) account receivables and similar items arising from the normal course of business and reflected as income under accrual methods of accounting consistent with past practices) and (iv) income tax credits (to the extent not netted from income tax expense) and (b) any cash payments made during such period in respect of items described in clause (e) above subsequent to the fiscal quarter in which the relevant non-cash charges, expenses or losses were reflected as a charge in the statement of Consolidated Net Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters to and including, as applicable, the date of any Material Disposition, Material Acquisition or redesignation of any Subsidiary as either an Unrestricted Subsidiary or a Restricted Subsidiary (each, a “Reference Period”), (i) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Disposition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis as if such Material Disposition occurred on the first day of such Reference Period, (ii) if during such Reference Period the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period and (iii) if during such Reference Period a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, Consolidated EBITDA for such Reference Period shall be calculated on a Pro Forma Basis as if such redesignation occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all of an operating unit of a business, (ii) all or substantially all of a stand-alone operating facility or facilities of a Person or (iii) all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Restricted Subsidiaries involving Acquisition Consideration in excess of $10,000,000; provided that, for the avoidance of doubt, “Material Disposition” means any Asset Sale or series of related Asset Sales that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000. Furthermore, in the event the Borrower or any of its Restricted Subsidiaries undertakes a Material Project, a Material Project Consolidated EBITDA Adjustment may be added to Consolidated EBITDA at Borrower’s option. As used herein a “Material Project Consolidated EBITDA Adjustment” means, with respect to each Material Project:

(a) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based upon the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the Scheduled Commercial Operation Date (as hereinafter defined) of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, Scheduled Commercial Operation Date, and other factors reasonably deemed appropriate by the Administrative Agent), which amount may, at the Borrower’s option, be added to actual Consolidated EBITDA for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower attributable to such Material Project following such Commercial Operation Date); provided that if the projection of Consolidated EBITDA attributable to such Material Project is revised prior to the Commercial Operation Date of such Material Project by an amount that exceeds the greater of (1) $2,500,000 and (2) 5% of the most recent projection of Consolidated EBITDA delivered to the Administrative Agent with respect to such Material Project, the Borrower shall provide the Administrative Agent with such revised projections together with a revised Material Project Consolidated EBITDA Adjustment reflecting such revised projections, which new Material Project Consolidated EBITDA Adjustment shall be subject to approval by the Administrative Agent; provided further that if the actual Commercial Operation Date does not occur by the Scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the Scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and

(b) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of the Borrower attributable to such Material Project (determined and approved in the same manner as set forth in clause (a) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Borrower attributable to such Material Project following such Commercial Operation Date).

Notwithstanding the foregoing: (A) no Material Project Consolidated EBITDA Adjustment shall be allowed in any fiscal quarter with respect to any Material Project unless: (y) not later than 30 days (or such shorter period as is acceptable to the Administrative Agent in its reasonable discretion) prior to the delivery of any Compliance Certificate required by the terms and provisions of Section 6.2(a) to the extent Material Project Consolidated EBITDA Adjustments will be made to Consolidated EBITDA for the period covered by the applicable Compliance Certificate, the Borrower shall have delivered to the Administrative Agent written projections of Consolidated EBITDA of the Borrower (or the applicable Restricted Subsidiary) attributable to such Material Project and shall provide updated projections for such Material Project for each fiscal quarter in which such Material Project is ongoing until the Commercial

Operation Date, and (z) prior to the date such compliance certificate is required to be delivered, the Administrative Agent shall have approved such projections and will have received such other information (including updated status reports summarizing each Material Project currently under construction and covering original anticipated and current projected cost, Capital Expenditures (completed and remaining), the anticipated Commercial Operation Date, which may not be modified without the consent of the Administrative Agent (the “Scheduled Commercial Operation Date”), total Material Project Consolidated EBITDA Adjustments and the portion thereof to be added to Consolidated EBITDA and other information regarding projected revenues, customers and contracts supporting such projections and the anticipated Commercial Operation Date) and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and (B) the aggregate amount of all Material Project Consolidated EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project Consolidated EBITDA Adjustments).

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations and obligations under Synthetic Leases) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), but excluding interest paid on the Indebtedness outstanding under the Existing Credit Agreement.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower that is a Wholly Owned Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary, (d) unrealized losses and gains from Swap Agreements resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, and (e) any non-cash compensation charge or expense realized from grants of Capital Stock or other rights to officers, directors and employees.

“Consolidated Senior Secured Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt that is secured by any Lien on such day to (b) Consolidated EBITDA for such period.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as of the last day of any period of four consecutive fiscal quarters, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA for such period.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Capital Stock having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. The terms “Controlling” and “Controlled” shall have correlative meanings.

“Co-Documentation Agent”: as defined the preamble hereto.

“Co-Syndication Agent”: as defined in the preamble hereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity”: any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.25.

“Credit Extension”: as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by an Issuing Lender.

“Customary Permitted Liens”:

(a)    Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(b)    landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising in the ordinary course of business, each of which is in respect of obligations that are not delinquent for a period of more than 60 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA), which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(d)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies, or under general depositary agreements, and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution;

(f)    easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants, encroachments, conditions, limitations and other restrictions as to the use of real property, and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(g)    any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(h)    judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced;

(i)    rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(j)    rights reserved to or vested by applicable laws in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of the Borrower or any Restricted Subsidiary or the use thereof or the rights and interests of the Borrower or any Restricted Subsidiary therein, in any manner under any and all applicable laws; and

(k)    options, put and call arrangements, rights of first refusal, setoff rights and customary limitations and restrictions constituting negative pledges, in each case, in the ordinary course of business, contained in, and limited to, specific leases, licenses, conveyances, partnership agreements and co owners’ agreements, and similar conveyances and agreements to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of such property to the Borrower or applicable Restricted Subsidiary subject thereto;

provided, that Liens described in clauses (a) through (e) shall remain “Customary Permitted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of such Customary Permitted Liens.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right”: the meaning assigned to that term in, and as interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of the Loans or participations in Letters of Credit required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within three (3) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under any Debtor Relief Law, (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (z) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the last paragraph of Section 2.18) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“Designated Non-Cash Consideration”: the fair market value of non-cash consideration received by any Group Member in connection with a Disposition that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent, setting forth the basis of such valuation.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Capital Stock (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the Maturity Date.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Early Opt-in Election” means, if the then-current Benchmark is the Eurodollar Base Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Eurodollar Base Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all laws (including common law), rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits”: any and all permits, licenses, registrations, approvals, notifications, exemptions and any other authorization under or pursuant to any Environmental Law.

“Ergon”: Ergon, Inc., a Mississippi corporation.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Group Member, is treated as a single employer under Section 414 of the Code.

“ERISA Event”: (a) any Reportable Event; (b) the existence with respect to any Plan of a Prohibited Transaction; (c) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 303 of ERISA) applicable to such Pension Plan whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure by any Group Member or any ERISA Affiliate to make any required contribution to a Multiemployer Plan; (e) the incurrence by any Group Member or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Group Member or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (h) the incurrence by any Group Member or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (i) the receipt by any Group Member or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Group Member or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 9.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 9.11(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 9.11(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 9.11(d).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each Interest Period for a Eurodollar Loan, (i) the rate per annum equal to the London interbank offered rate for deposits in Dollars appearing on Reuters screen page LIBOR 01 (or on any successor or substitute page of such service or any successor to such service, or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, with a maturity comparable to such Interest Period (provided that if such rate is less than zero, such rate shall be deemed to be zero), divided by (ii) a percentage equal to 1.00 minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves and without benefit of credits for proration, exceptions or offsets that may be available from time to time) expressed as a decimal (rounded upward to the next 1/100th of 1%) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, subject to Section 2.11, if the rate referred to in clause (i) above is not available at any such time for any reason, then the rate referred to in clause (i) shall instead be the interest rate per annum, as determined by the Administrative Agent, to be the arithmetic average of the rates per annum at which deposits in Dollars in an amount equal to the amount of such Eurodollar Loan are offered by major banks in the London interbank market to the Administrative Agent at approximately 11:00 A.M. (London time), two (2) Business Days prior to the first day of such Interest Period. For purposes of this Agreement, the Eurodollar Base Rate will not be less than zero percent (0%).

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Base Rate.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: as defined in Section 8.1.

“Excluded Accounts”: deposit accounts, securities accounts or commodities accounts (a) that are used solely for (i) payroll, payroll taxes and other employee wage and benefit payments, (ii) withheld taxes, (iii) any fiduciary or trust purposes or (iv) restricted cash collateral where the deposits or proceeds of such account are used exclusively to support letters of credit and similar arrangements, obligations in respect of Swap Agreements and/or obligations in respect of treasury, depositary, purchasing card or cash management services, or (b) with an average daily balance as of the end of the most recently ended calendar month of less than $100,000 on an individual basis and $500,000 in the aggregate for all such Excluded Accounts excluded pursuant to this clause (b).

“Excluded Foreign Subsidiary”: any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Swap Obligation”: with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Obligations in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Obligations in respect of any Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the

Commodity Exchange Act at the time such guarantee or grant of a security interest becomes effective with respect to such related indebtedness in respect of any Swap Agreement.

“Excluded Taxes”: with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) franchise Taxes, Taxes imposed on (or measured by) net income (however denominated) and branch profit Taxes, in each case, imposed by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.17(b)), any U.S. Federal withholding Taxes resulting from any Requirement of Law in effect on the date such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.14(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.14(a), and (c) any withholding Taxes imposed under FATCA.

“Existing Agent”: as defined in the Recitals.

“Existing Credit Agreement”: as defined in the Recitals.

“Existing Lenders”: as defined in the Recitals.

“Existing Loan Documents”: the “Loan Documents” as defined in the Existing Credit Agreement.

“Exiting Lenders”: as defined in Section 10.22.

“Facility”: each of the Commitments and the extensions of credit made hereunder.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA”: the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate”: for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement the Federal Funds Effective Rate shall not be less than zero percent (0%).

“Fee Payment Date”: (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Commitment Period.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (v) all regulations promulgated by applicable Governmental Authorities pursuant to any of the foregoing.

“Floor”: the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Eurodollar Base Rate. As of the Closing Date the Floor is zero.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-US law that is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member or any ERISA Affiliate.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made (any such amendment, an “Accounting Change Amendment”). The Borrower shall not be obligated to pay an amendment fee (excluding, for the avoidance of doubt, any costs or expenses otherwise required to be paid by the Borrower pursuant to Section 10.5(a)) for any amendment the sole purpose of which is to effectuate an Accounting Change Amendment. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations and covenants made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“General Partner”: Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Third Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit B.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hydrocarbons”: crude oil, natural gas, natural gas liquids, casinghead gas, drip gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom, including, without limitation, asphalt.

“Immaterial Subsidiary”: at any time, any Restricted Subsidiary of the Borrower (a) that has no outstanding Indebtedness, (b) in which the Borrower’s direct and indirect investment in such Restricted

Subsidiary does not exceed $2,500,000, and (c) that together with its subsidiaries, owns property having a fair market value of $2,500,000 or less; provided that (i) the sum of all direct and indirect investments in all Immaterial Subsidiaries cannot exceed, at any time, $5,000,000 in the aggregate, and (ii) the sum of the fair market value of all property owned collectively by all Immaterial Subsidiaries and their respective subsidiaries cannot exceed, at any time, $5,000,000.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding those from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person and all obligations under Synthetic Leases of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Disqualified Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the fair market value of the property securing such obligations, and (j) for the purposes of Section 8.1(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes”: all Taxes other than Excluded Taxes.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Insurance Policies”: the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 6.5 and all renewals and extensions thereof.

“Insurance Requirements”: collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December (or, if an Event of Default is in existence, the last day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six (or, if agreed to by all Lenders, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)         if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)         the Borrower may not select an Interest Period that would extend beyond the Maturity Date;

(iii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 7.7.

“IRS”: the United States Internal Revenue Service.

“ISDA Definitions”: the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender”: as the context may require, (a) Truist Bank, in its capacity as an issuer of Letters of Credit issued by it, and its successors in such capacity as provided in Section 3.12, (b) any other Lender that may become an Issuing Lender pursuant to Section 3.11 or Section 3.12 in its capacity as issuer of Letters of Credit issued by such Lender, or (c) collectively, all of the foregoing; provided, that no Issuing Lender shall be required, without the consent of such Issuing Lender, to issue Letters of Credit in excess of its LC Issuing Lender Commitment. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture”: a joint venture, partnership, or other similar arrangement, whether in corporate, partnership, or other legal form.

“LC Commitment”: $25,000,000 in the aggregate.

“LC Disbursement”: a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure”: at any time, the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuing Lender Commitment”: unless otherwise agreed in writing by the Borrower and such Issuing Lender, (a) as to Truist Bank, in its capacity as an Issuing Lender hereunder, $25,000,000 and (b) as to each other Issuing Lender hereunder, the Commitment of such Issuing Lender to issue Letters of Credit pursuant to Section 3.3 as set forth in the instrument under which such Issuing Lender became an Issuing Lender.

“LC Request”: a request by the Borrower in accordance with the terms of Section 3.2 in such form as shall be approved by the Administrative Agent.

“Lead Arrangers”: Truist Securities, Inc., City National Bank, U.S. Bank, National Association, First Horizon Bank and Fifth Third Bank.

“Lenders”: the Persons listed on Schedule 1.1A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit”: any letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements”: all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with an Issuing Lender relating to any Letter of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of Indebtedness or performance of any obligations (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Letter of Credit Agreements, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under this Agreement or any other Loan Document, (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (d) the Collateral or the Liens in favor of the Administrative Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Project”: the construction or expansion of any capital project of the Borrower or its Restricted Subsidiaries, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower, or the applicable Restricted Subsidiary, to exceed $7,500,000; provided that together with the written projections of Consolidated EBITDA delivered to the Administrative Agent pursuant to any Material Project Consolidated EBITDA Adjustment as set forth in the final paragraph of the definition of “Consolidated EBITDA”, the Borrower shall deliver to the Administrative Agent a certificate setting forth such Material Project and the calculation for the proposed Investment which calculation must be acceptable to the Administrative Agent in its reasonable discretion.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos containing materials, toxic mold, radioactive materials; any pollutants, contaminants, and hazardous or toxic substances, materials or wastes, defined as such (or by words of similar meaning) in or regulated under any applicable Environmental Laws.

“Maturity Date”: May 26, 2025.

“Mortgaged Properties”: (a) the Closing Date Properties and (b) each item of fee-owned real property, easement property, or leased real property which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.9(b).

“Mortgages”: each of the mortgages and deeds of trust or any other document, creating and evidencing a Lien on Mortgaged Property, made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, which shall be substantially in the form of Exhibit E (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), or other form reasonably satisfactory to the Administrative Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking and insurance consultant fees, sales commissions, reasonable employee severance costs, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and, in the case of any Asset Sale, any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow in accordance with GAAP, in either case for adjustment in respect of the sale price of such property or for liabilities associated with such Asset Sale and retained by any Group Member until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to any Group Member from such escrow arrangement, as the case may be, and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, other professional fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender”: as defined in Section 2.19(a).

“Non-U.S. Lender”: a Lender that is not a U.S. Person.

“Notes”: the collective reference to any promissory note evidencing Loans, substantially in the form of Exhibit A.

“Notice of Commitment Increase”: as defined in Section 2.19(b).

“Obligations”: as defined in the Guarantee and Collateral Agreement.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.17).

“Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant”: as defined in Section 10.6(c).

“Participant Register”: as defined in Section 10.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Group Member or any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Permitted Acquisition”: any transaction for the (a) acquisition of all or substantially all of (I) the property of any Person, (II) a stand-alone operating facility or facilities of a Person or (III) any business or division of any Person; or (b) acquisition (including by merger or consolidation to the extent permitted by Section 7.4) of the Capital Stock of any Person that becomes a Wholly Owned Restricted Subsidiary of the Borrower; provided that each of the following conditions shall be met:

(i)    both before, and after giving effect to such transaction on a Pro Forma Basis, no Default or Event of Default then exists or would result therefrom;

(ii)    the Person, operating facility or facilities or business to be acquired shall be, or shall be engaged in, a business of the type that Group Members are permitted to be engaged in under Section 7.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents and shall be free and clear of any Liens, other than Liens permitted by Section 7.3, and the Borrower shall otherwise comply with the requirements of Section 6.9;

(iii)    the board of directors (or equivalent body) of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(iv)    all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;

(v)    with respect to any transaction involving Acquisition Consideration of more than $10,000,000, unless the Administrative Agent shall otherwise agree (not to be unreasonably withheld or delayed), Borrower shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the Person or business to be acquired and updated projections for Borrower after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders; and

(vi)    with respect to any transaction involving Acquisition Consideration of more than $5,000,000, at least 5 Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Administrative Agent and the Lenders an officers’ certificate of a Responsible Officer certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.

“Permitted Business”: gathering, transporting, treating, processing, fractionating, marketing, distributing, storing or otherwise handling Hydrocarbons.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, Joint Venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Group Member or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time.

“Pro Forma Basis”: on a pro forma basis in accordance with GAAP; provided that, with respect to any such calculation in connection with any acquisition of property that has less than 12 months of operating history, pro forma adjustments may also be made (whether or not permitted by GAAP) for the projected net income of such property (but not any anticipated cost savings or other similar financial effects) including projected net income attributable to material agreements in favor of one or more Loan Parties to be executed in connection with the acquisition of and with respect to such property, provided that (i) the Borrower has delivered to the Administrative Agent a certificate from a Responsible Officer certifying, in good faith, that such projected net income is factually supportable (based on the operations of the property to date) and reasonably expected to be sustainable and (ii) the calculation of such projected net income shall be reasonably acceptable to the Administrative Agent.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Projections”: as defined in Section 6.2(b).

“Properties”: as defined in Section 4.18(c).

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: as the term “qualified financial contract” is defined in, and interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.25.

“Qualified ECP Guarantor”: in respect of any Swap Agreement, each Loan Party that (a) has total assets exceeding $10,000,000 at the time any guaranty of obligations under such Swap Agreement becomes effective or (b) otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Professional Asset Manager”: as defined in Section 10.24(a)(iii).

“Qualified Senior Notes”: as defined in Section 7.2(i).

“Qualified Senior Notes Date”: the date on which the Borrower issues Qualified Senior Notes in an aggregate principal amount (when combined with the principal amount of all other Qualified Senior Notes previously or concurrently issued) that equals or exceeds $200,000,000.

“Recipient”: as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,500,000 individually or in excess of $5,000,000 in the aggregate in any fiscal year.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Eurodollar Base Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the Eurodollar Base Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 10.6(b).

“Regulation D”: Regulation D of the Board, as in effect from time to time, and any successor regulations.

“Regulation U”: Regulation U of the Board, as in effect from time to time, and any successor regulations.

“Regulation U”: Regulation U of the Board, as in effect from time to time, and any successor regulations.

“Regulation X”: Regulation X of the Board, as in effect from time to time, and any successor regulations.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender, as applicable, pursuant to Section 3.6 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans pursuant to Section 2.6 as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan.

“Required Lenders”: at any time, the holders of more than 50% of the Total Commitments then in effect or, if the Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided that that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief accounting officer or controller of the General Partner (in its capacity as general partner of the Borrower), but in any event, with respect to financial matters, the chief financial officer, chief accounting officer or controller of the General Partner (in its capacity as the general partner of the Borrower).

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary. For purposes of this Agreement, a Restricted Subsidiary may be classified and referred to as a “Foreign Restricted Subsidiary”, meaning such Restricted Subsidiary is a Foreign Subsidiary, or a “Domestic Restricted Subsidiary”, meaning such Restricted Subsidiary is a Domestic Subsidiary.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of the aggregate outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person”: at any time,  any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority,  any Person operating, organized or resident in a Sanctioned Country or  any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or clause (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate”: the rate specified in clause (i) of the definition of Eurodollar Base Rate.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Acquisition”: the last of one or more Permitted Acquisitions in any rolling 12-month period with an aggregate Acquisition Consideration of not less than $15,000,000 elected by the Borrower by notice to the Administrative Agent to be a Specified Acquisition; provided that, (A) following the election of a Specified Acquisition, the Borrower may not elect a subsequent Specified Acquisition unless, at the time of such subsequent election, the Consolidated Total Leverage Ratio does not exceed 4.75 to 1.00, (B) no more than one Specified Acquisition may be in effect at any one time, and (C) no more than one Specified Acquisition may be elected that includes a particular acquisition.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof, regardless of when such agreement was entered into.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Subsidiary Guarantor and any Person that (a) is a Lender or an Affiliate of a Lender on the Closing Date or when such Swap Agreement was entered into or (b) is an assignee of any Person described in clause (a) of this definition so long as such assignee is a Lender or an Affiliate of a Lender.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Restricted Subsidiary of the Borrower other than any Excluded Foreign Subsidiary or any Immaterial Subsidiary (other than any Immaterial Subsidiary that is a party to the Guarantee and Collateral Agreement).

“Supported QFC”: as defined in Section 10.25.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or its Restricted Subsidiaries shall be a Swap Agreement.

“Synthetic Leases”: in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the property subject to such operating lease upon expiration or early termination of such lease.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.11 that is not Term SOFR.

“Total Available Commitments”: at any time, the aggregate amount of the Available Commitments then in effect.

“Total Commitments”: at any time, the aggregate amount of the Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Transferee”: any Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“USA PATRIOT Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes”: as defined in Section 10.25.

“U.S. Tax Certificate”: as defined in Section 2.14(f)(ii)(D).

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“United States”: the United States of America.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated as such on Schedule 4.15 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 6.11.

“Wholly Owned Restricted Subsidiary”: any Wholly Owned Subsidiary of the Borrower that is a Restricted Subsidiary.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries. Unless otherwise qualified, all references to a “Wholly Owned Subsidiary” or to “Wholly Owned Subsidiaries” in this Agreement shall refer to a Wholly Owned Subsidiary or Subsidiaries of the Borrower.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein), the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3    Resolution of Drafting Ambiguities. The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.4    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.5    LIBOR. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks could obtain short-term borrowings from one another in the London interbank market. On March 5, 2021, the Financial Conduct Authority ("FCA"), the regulatory supervisor of LIBOR’s administrator, announced in a public statement the future cessation of the 35 LIBOR benchmark settings currently published by ICE Benchmark administration. This public statement constitutes a Benchmark Transition Event. To the extent the Maturity Date goes beyond the cessation dates indicated in the FCA’s announcement, an alternate rate of interest will be determined at the appropriate time in accordance with Section 2.11(b) for any applicable tenors of Eurodollar Base Rate.

Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, Section 2.11(b) and (c) provide the mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.11(e), of any change to the reference rates upon which the interest rates on Eurodollar Loans are based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of “Eurodollar Base Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.11(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.11(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

ARTICLE 2
AMOUNT AND TERMS OF COMMITMENTS

Section 2.1    Commitments and Existing Loans.

(a)    Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding that will not result in (i) such Lender’s Revolving Extensions of Credit exceeding such Lender’s Commitment or (ii) the Total Revolving Extensions of Credit exceeding the Total Commitments. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.2 and Section 2.7.

(b)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(c)    As of the effectiveness of this Agreement, any “Loans” as defined in the Existing Credit Agreement that are outstanding shall be deemed to be Loans hereunder made in accordance with Section 2.1(a) by the Lenders hereunder after giving effect to Section 10.22.

Section 2.2    Procedure for Borrowing. Subject to the terms and conditions hereof, the Borrower may borrow Loans during the Commitment Period on any Business Day, provided that the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Request (which must be received by the Administrative Agent prior to 11:00 A.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or on the requested Borrowing Date, in the case of ABR Loans), specifying the amount and Type of Loans to be borrowed, the requested Borrowing Date and in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing of Loans shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then Total Available Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any Borrowing Request from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Section 2.3    Commitment Fees, etc.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) for the period from and including the date hereof to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b)    The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements entered into in connection with this Agreement with the Administrative Agent and to perform any other obligations contained therein.

Section 2.4    Termination or Reduction of Commitments. Subject to the payments required to be made pursuant to Section 2.15, the Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Commitments then in effect. Notwithstanding anything in this Section 2.4 or Section 2.5 to the contrary, the Borrower may rescind any notice of termination and notice of prepayment in full of the Loans and Commitments of all the Lenders under this Section 2.4 and Section 2.5, in each case that states such notice is conditioned upon the effectiveness of the refinancing of the Loans, not later than 1:00 P.M., New York City time, on the Business Day before such termination and prepayment was scheduled to take place if such termination and prepayment would have resulted from a refinancing of the Loans, which financing shall not be consummated or shall otherwise be delayed.

Section 2.5    Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice (subject to the last sentence of Section 2.4) delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

Section 2.6    Mandatory Prepayments. If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, such Net Cash Proceeds shall be applied on such date toward repayment of the Loans; provided that, notwithstanding the foregoing, if a Reinvestment Notice has been delivered with respect to such Asset Sale or Recovery Event, such Net Cash Proceeds may be applied in accordance with such Reinvestment Notice and on the relevant Reinvestment Prepayment Date an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward repayment of the Loans. No reduction of the Commitments is required in connection with this Section 2.6.

Section 2.7    Conversion and Continuation Options.

(a)     The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.8    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than eight Eurodollar Tranches shall be outstanding at any one time.

Section 2.9    Interest Rates and Payment Dates.

(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Base Rate determined for such day plus the Applicable Margin.

(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c)     If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any Commitment Fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.9 shall be payable from time to time on demand.

Section 2.10    Computation of Interest and Fees.

(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Base Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

Section 2.11    Inability to Determine Interest Rate. (a) If, prior to the commencement of any Interest Period for any Eurodollar Loan:

(i)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, ad‐equate and reasonable means do not exist for ascertaining the Eurodollar Base Rate (including, without limitation, because the Screen Rate is not available or published on a current basis) for such Interest Period, or

(ii)    the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Base Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giv‐ing rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into ABR Loans on the last day of the then current Interest Period applicable thereto unless the Borrower prepays such Loans in accordance with this Agreement. Unless the Borrower notifies the Administrative Agent at least one (1) Business Day before the date of any Borrowing Date for which a Borrowing Request has previously been given that it elects not to borrow, continue or convert to a Eurodollar Loan on such date, then such Borrowing Request shall be made as, continued as or converted into an ABR Borrowing Request.

(b)         Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)         Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(d)         In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)         The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(f)         Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or the Eurodollar Base Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)         Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Borrowing Request for a Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Borrowing Request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.12    Pro Rata Treatment and Payments.

(a)    Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the Applicable Percentages of the Lenders.

(b)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.

(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(f)    If any Lender shall fail to make any payment required to be made by it hereunder, including, without limitation, pursuant to Section 2.12(d), Section 2.12(e), Section 3.5, Section 3.6, Section 9.7 or Section 10.5, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lenders to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

(g)    Notwithstanding the foregoing or anything to the contrary contained herein, (i) if any Defaulting Lender shall have failed to fund all or any portion of any Loan (each such Loan, an “Affected Loan”), each prepayment of Loans by the Borrower under Section 2.8 shall be applied first to such Affected Loan and the principal amount and interest with respect to such payment shall be distributed (x) to each Lender that is not a Defaulting Lender (each, a “Non-Defaulting Lender”) pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders, until the principal amount of all Affected Loans has been repaid in full and (y) to the extent of any remaining amount of such prepayment, to each Lender pro rata in accordance with such Lender’s Applicable Percentage, and (ii) each payment made by the Borrower on account of the interest on any Affected Loans shall be distributed to each Non-Defaulting Lender pro rata based on the outstanding principal amount of Affected Loans owing to all Non-Defaulting Lenders.

Section 2.13    Requirements of Law.

(a)    If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender or other Recipient with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes, and (C) Taxes described in clause (b) or (c) of the definition of Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or other Recipient that is not otherwise included in the determination of the Eurodollar Base Rate; or

(iii)    shall impose on such Lender or other Recipient any other condition;

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, by an amount that such Lender or such other Recipient deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or in the case of (i) any Loan) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Recipient, within ten (10) Business Days after its written demand therefor, any additional amounts necessary to compensate such Lender or such other Recipient for such increased cost or reduced amount receivable. If any Lender or such other Recipient becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)    If any Recipient shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Recipient or any corporation controlling such Recipient with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Recipient’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Recipient or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Recipient’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Recipient to be material, then from time to time, after submission by such Recipient to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Recipient such additional amount or amounts as will compensate such Recipient or such corporation for such reduction.

(c)    A certificate setting forth in reasonable detail the calculation of any additional amounts payable pursuant to this Section submitted by any Lender or Issuing Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender or Issuing Lender notifies the Borrower of such Lender’s or Issuing Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)    For the purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, are deemed to have gone into effect and to have been adopted after the date of this Agreement.

Section 2.14    Taxes.

(a)    Withholding of Taxes; Gross-Up. Each payment by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made without withholding for any

Taxes, unless such withholding is required by any Requirement of Law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable Requirement of Law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.14, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement or any other Loan Document (including amounts paid or payable under this Section 2.14(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(d) shall be paid within 10 days after the Recipient delivers to the Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.14(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)    Status of Lenders.

(i)    Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by any Requirement of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.14(f)(ii) (excluding (ii)(F)) and (iii) below) shall not be required if in the Lender's judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.14(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if (in the case of Sections 2.14(f)(ii)(B) through (F) below) it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of whichever of the following is applicable:

(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(C)    in the case of a Non-U.S. Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender's conduct of a trade or business in the United States, IRS Form W-8ECI;

(D)    in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit I (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)    in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)    any other form prescribed by any Requirement of Law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by any Requirement of Law to be withheld.

(iii)    If a payment made to a Lender under this Agreement or any other Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts paid pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made (including additional amounts paid) under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.14(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.14(g) to the extent that such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.14(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)    Defined Terms. For purposes of this Section 2.14, the terms “applicable law” and “Requirement of Law” each includes FATCA and the term “Lender” includes any Issuing Lender.

(i)    Survival. Each party's obligations under this Section 2.14 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

(j)    For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Borrower and the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 2.15    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or the making of a payment or prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13 or Section 2.14(a) or (d) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.13 or Section 2.14(a) or (d).

Section 2.17    Mitigation Obligations; Replacement of Lenders.

(a)    If any Lender requests compensation under Section 2.13, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14(a) or (d), then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.14(a) or (d), as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests reimbursement for amounts owing or the payment of additional amounts pursuant to Section 2.13 or Section 2.14(a) or (d), (ii) the Borrower is required to pay any additional amount to any Lender or Governmental Authority for the account of any Lender, (iii) any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained) or (iv) becomes a Defaulting Lender, then the Borrower may, at its sole expense (including payment of the processing and recordation fee specified in Section 10.6(b)(ii)(B)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) if a Commitment is being assigned, the Borrower has received the prior written consent of any party required pursuant to Section 10.6, (y) such Lender has received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including the payment of any breakage fee pursuant to Section 2.15), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.14(a), (b) or (d), such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.18    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.3;

(b)    the Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c)    if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)         all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of each Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 3.10 for so long as such LC Exposure is outstanding;

(iii)         if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)         if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3 and Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)    so long as such Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. Once the conditions in the immediately preceding sentence have been satisfied, as determined by the Administrative Agent, such Lender shall no longer be deemed a Defaulting Lender, but such Lender shall in no event be entitled to any fees not paid to it in accordance with this Section 2.18 while such Lender was a Defaulting Lender.

Section 2.19    Increase in Commitments.

(a)    Subject to the terms and conditions set forth herein, the Borrower shall have the right from time to time, to cause an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional financial institutions that are not already Lenders hereunder and that are satisfactory to the Administrative Agent and each Issuing Lender (each, a “New Lender”) or by allowing one or more existing Lenders to increase their respective Commitments; provided that (i) both before and immediately after giving effect to such Commitment Increase, no Default or Event of Default shall have occurred and be continuing as of the effective date of such Commitment Increase (such date, the “Commitment Increase Date”), (ii) no such Commitment Increase shall be in an amount less than $25,000,000, (iii) after giving effect to such Commitment Increase, the Total Commitments shall not exceed $450,000,000 and (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion).

(b)    The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) of its intention to increase the Commitments pursuant to this Section 2.19. Each such Notice of Commitment Increase shall specify (i) the proposed Commitment Increase

Date, which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase, (iii) as applicable, the identity of each New Lender and Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the New Lenders from and after the Commitment Increase Date.

(c)    On any Commitment Increase Date, the Lenders (including the New Lenders) shall purchase and assume (without recourse or warranty) from the other Lenders (i) Loans, to the extent that there are any Loans then outstanding, and (ii) undivided participation interests in any outstanding LC Exposure, in each case, to the extent necessary to ensure that after giving effect to the Commitment Increase, each Lender has outstanding Loans and participation interests in outstanding LC Exposure equal to its Applicable Percentage of the Commitments. Each Lender shall make any payment required to be made by it pursuant to the preceding sentence via wire transfer to the Administrative Agent on the Commitment Increase Date. Each existing Lender (i) shall be automatically deemed to have assigned any outstanding Loans on the Commitment Increase Date and (ii) agrees to take any further steps reasonably requested by the Administrative Agent, in each case to the extent deemed necessary by the Administrative Agent to effectuate the provisions of the preceding sentences. If, on such Commitment Increase Date, any Loans that are Eurodollar Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.15 in connection with the reallocation of such outstanding Loans to effectuate the provisions of this Section 2.19(c).

(d)    Each Commitment Increase shall become effective on its Commitment Increase Date and upon such effectiveness: (i) the Administrative Agent shall record in the register each then New Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each New Lender to the Administrative Agent on or before such Commitment Increase Date, (ii) Schedule 1.1A shall be amended and restated to set forth all Lenders (including any New Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 1.1A shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each New Lender) a copy of such amended and restated Schedule 1.1A, and (iii) each New Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.

(e)    As a condition precedent to any Commitment Increase, the Borrower shall deliver to the Administrative Agent (i) a certificate of a Responsible Officer dated as of the Commitment Increase Date certifying and attaching the resolutions adopted by the Borrower approving or consenting to such Commitment Increase and certifying that, before and after giving effect to such Commitment Increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents made by it and the other Loan Parties are true and correct in all material respects on and as of the Commitment Increase Date, except to the extent that such representations and warranties specifically refer to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date) and (B) no Default or Event of Default exists or will exist as of the Commitment Increase Date, and (ii) any legal opinions, certificates and/or other documents reasonably requested by the Administrative Agent in connection with the Commitment Increase.

Section 2.20    Notes. The Borrower's obligation to pay the principal of and interest on all the Loans made to it by each Lender shall, if requested by a Lender, be evidenced, by a Note in substantially the form of Exhibit A, duly executed and delivered by the Borrower, with blanks appropriately completed in conformity herewith. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note. Failure to make any such notation shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

ARTICLE 3
LETTERS OF CREDIT

Section 3.1    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Dollar denominated Letters of Credit for its own account or the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and any Issuing Lender, at any time and from time to time during the Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. No Issuing Lender shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Lender or any Lender purchasing a participation therein to exceed any limits imposed by, any applicable Requirement of Law.

Section 3.2    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Lender) to the applicable Issuing Lender and the Administrative Agent (not less than three (3) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(a)    requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(b)    specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(c)    specifying the date on which such Letter of Credit is to expire (which shall comply with Section 3.4));

(d)    specifying the amount of such Letter of Credit; and

(e)    specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.

Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) (A) the LC Exposure shall not exceed the LC Commitment and (B) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit issued by each Issuing Lender shall not exceed such Issuing Lender’s LC Issuing Lender Commitment and (ii) the Total Revolving Extensions of Credit shall not exceed the Total Commitments. No letter of credit issued by any Issuing Lender (if such Issuing Lender is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless such Issuing Lender has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in the foregoing clauses (i) and (ii) are true and correct.

If requested by an Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit.

Section 3.3    Fees and Other Charges.

(a)    The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date. In addition, the Borrower shall pay to each Issuing Lender for its own account a fronting fee of 0.20% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender, payable quarterly in arrears on each Fee Payment Date after the issuance date.

(b)    In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

Section 3.4    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension, but in no event later than the date specified in clause (ii) below) and (ii) the date that is five Business Days prior to the Maturity Date.

Section 3.5    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of an Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender, and each Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Lender, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in Section 3.6, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 3.5 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 3.6    Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 P.M., New York City time, on the date that such LC Disbursement is made, if the Borrower has received notice of such LC Disbursement prior to 12:00 Noon, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 P.M., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 Noon, New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 3.6, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that Lenders have made payments pursuant to this Section 3.6 to reimburse such Issuing Lender, then to such Lenders and the applicable Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this Section 3.6 to reimburse an Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

Section 3.7    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 3.6 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.7 constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Lender, nor any of their related parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Lender (as finally determined by a court of competent jurisdiction), each such Issuing Lender shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 3.8    Disbursement Procedures. Each Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Lenders with respect to any such LC Disbursement.

Section 3.9    Interim Interest. If an Issuing Lender shall make any LC Disbursement, then, until the Borrower shall have reimbursed such Issuing Lender for such LC Disbursement (either with its own funds or a borrowing under Section 3.6), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement (either with its own funds or a borrowing under Section 3.6), at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 3.9 shall be for the account of such Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to Section 3.6 (excluding any payment made in connection with any ABR Loans deemed to be made by the Borrower in accordance with Section 3.6) to reimburse such Issuing Lender shall be for the account of such Lender to the extent of such payment.

Section 3.10    Cash Collateralization. If (a) any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (b) the Borrower is required to cash collateralize pursuant to Section 2.18 as a result of a Defaulting Lender, the Borrower shall deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(f). Funds so deposited shall be applied by the Administrative Agent to reimburse each Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral under this Section 3.10 as a result of the occurrence of an Event of Default, pursuant to Section 2.18 as a result of a Defaulting Lender, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or the events giving rise to such cash collateralization under Section 2.18 have been satisfied or resolved.

Section 3.11    Additional Issuing Lenders. The Borrower may, at any time and from time to time, designate one or more additional Lenders to act as an Issuing Lender under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), each Issuing Lender and such Lender(s). Any Lender designated as an Issuing Lender pursuant to this Section shall have all the rights and obligations of each other Issuing Lender under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Lender” shall, with respect to such Letters of Credit, be deemed to refer to such Lender in its capacity as an Issuing Lender, as the context shall require. Furthermore, at any time in which there is more than one Issuing Lender hereunder, each reference to the term “the Issuing

Lender” (or any other such phrasing nominally referring to the Issuing Lender as a single Person) wherever it appears in the Loan Documents shall be deemed to be a reference to all Issuing Lenders hereunder, collectively, at such time. The Administrative Agent shall notify the Lenders of any such additional Issuing Lender. If at any time there is more than one Issuing Lender hereunder, the Borrower may, in its discretion, select which Issuing Lender is to issue any particular Letter of Credit.

Section 3.12    Resignation of an Issuing Lender. Any Issuing Lender may resign as an Issuing Lender hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower. At the time any such resignation of such Issuing Lender shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Lender pursuant to Section 3.3. From and after the effective date of any such resignation or replacement, (i) the successor Issuing Lender shall have all the rights and obligations of each other Issuing Lender under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation or replacement of an Issuing Lender, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 4.1    Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Restricted Subsidiaries as at December 31, 2018, December 31, 2019 and December 31, 2020, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by a report from PricewaterhouseCoopers LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its Restricted Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, no Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any material long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph (or in the notes thereto) or, in the case of material long term leases, as described in Schedule 4.1. During the period from March 31, 2021 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property other than as disclosed in writing to the Administrative Agent.

Section 4.2    No Change. Since December 31, 2020, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.3    Existence; Compliance with Law. Each Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (i) has the power and authority, and (ii) the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and is in compliance with all Requirements of Law, except in each case referred to in clause (b)(ii), (c) and (d), to the extent that the failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4    Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, except as set forth in Schedule 6.12, and the filings referred to in Section 4.20. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Restricted Subsidiaries related to the execution, delivery and performance of this Agreement and the other Loan Documents could reasonably be expected to have a Material Adverse Effect.

Section 4.6    Litigation. Except as set forth in Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge the Borrower, threatened in writing by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 4.7    No Default. No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.8    Ownership of Property; Liens. Each Group Member has title in fee simple to, a valid easement estate in, or a valid leasehold interest in, as the case may be, all its real property, and good title to, or a valid leasehold interest in, all its other property, other than minor defects in title that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect, subject in each case only to Customary Permitted Liens.

Section 4.9    Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any such material Intellectual Property or the validity or effectiveness of any such material Intellectual Property, nor does the Borrower know of any valid basis for any such claim that could reasonably be expected to have a Material Adverse Effect. The use of such material Intellectual Property by each Group Member does not infringe in any material respect on the rights of any Person in any material respect.

Section 4.10    Taxes. Each Group Member has filed or caused to be filed all Federal, state income or franchise and other material Tax returns that are required to be filed by it (or any extension has been obtained for the filing thereof) and has paid all Taxes shown to be due and payable by it on said returns or on any assessments of Tax made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect); no Lien with respect to material Taxes has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such Tax, fee or other charge.

Section 4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

Section 4.12    Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

Section 4.13    ERISA.

(a)    Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Group Member and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with Statement of Financial Accounting Standards No. 106. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of such Pension Plan allocable to such accrued benefits, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 158) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than a material amount the fair market value of the assets of all such underfunded Pension Plans.

(b)    Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by applicable law or by the terms of any Foreign Benefit Arrangement or Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices; (ii) the accrued benefit obligations of each Foreign Plan (based on those assumptions used to fund such Foreign Plan) with respect to all current and former participants do not exceed the assets of such Foreign Plan; (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iv) each such Foreign Benefit Arrangement and Foreign Plan is in compliance (A) with all material provisions of applicable law and all material applicable regulations and published interpretations thereunder with respect to such Foreign Benefit Arrangement or Foreign Plan and (B) with the terms of such plan or arrangement.

Section 4.14    Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 4.15    Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by the Borrower and each Subsidiary; (b) Schedule 4.15 identifies each Subsidiary as either a Restricted Subsidiary or an Unrestricted Subsidiary and identifies each Immaterial Subsidiary, and there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary of the Borrower, except as created by the Loan Documents. Each Restricted Subsidiary of the Borrower that is a Guarantor is a Wholly Owned Subsidiary of the Borrower.

Section 4.16    Use of Proceeds. The proceeds of the Loans, and the Letters of Credit, will be used (a) for working capital and general corporate purposes (including to fund Capital Expenditures, Restricted Payments permitted by this Agreement, Investments permitted by this Agreement and Permitted Acquisitions), and (b) to pay fees and expenses related to the Facility.

Section 4.17    Licenses, etc. Each Group Member has obtained and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

Section 4.18    Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)    each Group Member is in compliance with all, and has not violated any, applicable Environmental Laws, and reasonably believes that it will continue to comply with all requirements of Environmental Laws currently applicable to it and any other requirements under Environmental Laws currently in effect which need not be complied with until a date hereafter;

(b)    each Group Member holds all Environmental Permits (each of which is in full force and effect) required for its operations as currently conducted, and for any property owned, leased, or otherwise operated by it and complies with all and has not violated any such Environmental Permits, and reasonably believes that: each of its Environmental Permits will not be revoked or adversely modified and will be timely renewed in the ordinary course of business; and that any applications by or for it that are currently pending for any additional Environmental Permits will be timely obtained in the ordinary course of business;

(c)    except as set forth in Schedule 4.18, Materials of Environmental Concern are not present at, on, in or under and are not emanating from any real property currently or formerly owned, leased or operated by any Group Member (the “Properties”) or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of any Group Member, (ii) interfere with the Borrower’s continued operations, or (iii) impair the value of the Collateral;

(d)    except as set forth in Schedule 4.18, no claim, action, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law or regarding any Materials of Environmental Concern (i) to which any Group Member is or would reasonably expected to be named as a party, or (ii) to the knowledge of any Group Member, the pendency or outcome of which could otherwise adversely affect any Group Member in a manner that is significantly different than the effect on others in the same business as such Group Member;

(e)    except as set forth in Schedule 4.18, there are no consent decrees or other decrees, consent orders, administrative orders or other orders, settlement agreements, or other similar orders or agreements outstanding under or regarding any Environmental Law or regarding any Materials of Environmental Concern (i) to which any Group Member is a party, or (ii) to the knowledge of any Group Member, which could otherwise affect any Group Member in a manner that is significantly different than the effect on others in the same business as such Group Member; and

(f)    except as set forth in Schedule 4.18, no Group Member has assumed or retained, by contract or by operation of law, any liability under any Environmental Laws or regarding any Materials of Environmental Concern.

Section 4.19    Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or written statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that this sentence shall not apply to projections and pro forma financial information. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the

Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 4.20    Security Documents.

(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 3 to the Guarantee and Collateral Agreement in appropriate form are filed in the offices specified therein and other actions to be taken as specified therein are taken, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

(b)    Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the applicable local recording offices (or, in the case of any Mortgage executed and delivered after the Closing Date in accordance with the provisions of Section 6.9), when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Section 6.9), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties constituting real property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Customary Permitted Liens).

(c)    [Reserved].

(d)    The Agency Assignment Agreement is effective to assign to the Administrative Agent (i) each of the Existing Agent’s Liens in the Collateral as of the Closing Date, and (ii) each of Existing Agent’s rights, title and interest in the Existing Loan Documents.

Section 4.21    Solvency. The Borrower is, and the Loan Parties, taken as a whole, are, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent, including on the date of (and immediately after giving effect to) each Credit Extension.

Section 4.22    Insurance. All insurance maintained by Group Members is in full force and effect, all premiums have been duly paid (or arrangements for payment therefor have been made), no Group Member has received notice of violation or cancellation thereof, the properties covered thereby, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no material default under any Insurance Requirement. Each Group Member has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

Section 4.23    Real Property. Except as set forth on Schedule 4.23, as of the Closing Date no Loan Party owns in fee simple or leases (other than in respect of any lease of any real property used primarily for offices) any real property with a reasonably estimated value in excess of $500,000 (such real property set forth on Schedule 4.23, the “Closing Date Properties”).

Section 4.24    Borrower Partnership Agreement. The Borrower Partnership Agreement delivered by the Borrower to the Administrative Agent on the Closing Date is true, accurate and complete and has not been amended or modified in any manner, other than pursuant to amendments or modifications permitted pursuant to Section 7.19 and previously delivered to the Administrative Agent.

Section 4.25    Anti-Corruption Laws and Sanctions.

(a)    The Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (while acting in their capacity as agents for the Borrower or its Subsidiaries) with Anti-Corruption Laws and Sanctions applicable to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (while acting in their capacity as agents for the Borrower or its Subsidiaries).

(b)    The Borrower, its Subsidiaries, their respective officers and employees and, to the knowledge of the Borrower, its directors and agents (acting in their capacity as agents for the Borrower or its Subsidiaries) are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.

(c)    None of (x) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (y) to the knowledge of the Borrower, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not directly or indirectly use any Letter of Credit or the proceeds from the Loans or lend, contribute or otherwise make available such Letter of Credit or proceeds to any Subsidiary, Joint Venture partner or other Person, for the purpose of financing the activities of any Sanctioned Person in violation of Sanctions.

Section 4.26    Beneficial Ownership Certification. As of the Closing Date, the information included in the most recent Beneficial Ownership Certificate provided to the Administrative Agent on or before the Closing Date is true and correct in all respects.

ARTICLE 5
CONDITIONS PRECEDENT

Section 5.1    Conditions to Initial Extension of Credit. The agreement of each Lender and each Issuing Lender to make the initial extension of credit requested to be made by it (or deemed to be made by it pursuant to Section 2.1(c)) is subject to the satisfaction, prior to or concurrently with the making (or deemed making) of such extension of credit on the Closing Date, of the following conditions precedent:

(a)    Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent will have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, if requested by any Lender, a duly executed Note in favor of such Lender, the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iv) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

(b)    Financial Statements. The Lenders will have received audited consolidated financial statements of the Borrower and its consolidated Restricted Subsidiaries for the fiscal year ended December 31, 2020.

(c)    Projections. The Lenders will have received satisfactory projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries (i) on a quarterly basis for the first four fiscal quarters occurring after the Closing Date and (ii) on an annual basis thereafter through the Maturity Date, such projections to be consistent with information previously provided to the Administrative Agent and the Lead Arrangers.

(d)    Approvals. All governmental and third party approvals necessary in connection with the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e)    Lien Searches. The Administrative Agent will have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(f)    [Reserved]

(g)    Fees. The Lenders, the Lead Arrangers and the Administrative Agent will have received all fees required to be paid, and all expenses for which invoices in reasonable detail have been presented, at least two Business Days prior to the Closing Date, including (i) the reasonable fees and expenses of McGuireWoods LLP, counsel to the Administrative Agent, and each local counsel, and (ii) one or more deposits to be held by McGuireWoods LLP and/or one or more local counsels and applied toward payment of costs and expenses for recordation of the Mortgages and other filings, as provided pursuant to Section 10.5. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date. If the deposit referred to above exceeds the amount of actual costs and expenses, the excess shall be returned to the Borrower; and if such deposit is less than actual costs and expenses, the deficit shall be paid by the Borrower pursuant to Section 10.5.

(h)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates; Material Documents. The Administrative Agent will have received (i) a certificate of each Loan Party and the General Partner, dated the Closing Date, substantially in the form of Exhibit D, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, (ii) a good standing certificate for each Loan Party and the General Partner from its jurisdiction of organization and (iii) a copy, certified by a Responsible Officer as true and complete (in each case, together with all amendments thereto, if any), of the Borrower Partnership Agreement.

(i)    Legal Opinions. The Administrative Agent will have received the executed legal opinion of Baker Botts L.L.P., counsel to the Borrower and its Subsidiaries, covering such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j)    Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent will have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the

Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged and required to be delivered to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l)    Mortgages, etc. (A) Each Closing Date Property shall be subject to a Mortgage and (B) the Administrative Agent will have received any amendments to or restatements of any such Mortgage to the extent requested by the Administrative Agent prior to the Closing Date, in each case executed and delivered by a duly authorized officer of each party thereto.

(ii)    [reserved].

(iii)    The Administrative Agent will have received confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv)    The Mortgage encumbering each item of Closing Date Property shall have been duly recorded or filed (or arrangements for the recordation or filing thereof acceptable to the Administrative Agent shall have been made) in the applicable local recording offices in accordance with applicable Requirements of Law, together with such financing statements and any other instruments necessary to grant a mortgage or deed of trust Lien and security interest upon each Closing Date Property constituting real property under applicable Requirements of Law, and the Borrower shall have provided (or shall have made arrangements to provide, acceptable to the Administrative Agent) to the Administrative Agent evidence reasonably acceptable to the Administrative Agent of payment by the Borrower of all charges incurred in connection with the recordation of the Mortgages, including recording or filing and recording fees, documentary stamp taxes, mortgage taxes, intangibles taxes, reasonable attorneys’ fees, title insurance company coordination fees, and all other fees, charges, costs and expenses reasonably required for the recording of the Mortgages and such financing statements and other ancillary instruments, including, without limitation, the execution and delivery by the Borrower and/or any applicable Group Member of customary affidavits, certificates, and other information for the payment of any of the above charges.

(m)    Patriot Act Information. The Administrative Agent and the Lenders will have received, and be reasonably satisfied in form and substance with, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA PATRIOT Act.

(n)    Solvency Certificate. The Administrative Agent will have received a solvency certificate in respect of the Borrower from the General Partner’s chief financial officer.

(o)    Insurance. The Administrative Agent will have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 4.22.

(p)    Agency Assignment Agreement. The Administrative Agent will have received the Agency Assignment Agreement, duly executed by the Existing Agent, Existing Lenders and the Borrower.

(q)    The Administrative Agent shall have received (on behalf of the Exiting Lenders) the funds necessary to pay all principal, interest, fees and other charges owed to the Exiting Lenders under the Existing Loan Documents.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent will have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of any Issuing Lender to issue Letters of Credit under this Agreement shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.1) at or prior to 3:00 p.m., New York City time, on May 26, 2021 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 5.2    Conditions to Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any borrowing (including its initial extension of credit), and of any Issuing Lender to issue, amend, renew or extend any Letter of Credit (including its initial extension of credit), is subject to the satisfaction of the following conditions precedent:

(a)    Notice. The Administrative Agent will have received a Borrowing Request as required by Section 2.2 (or such notice shall have been deemed given in accordance with Section 3.6 in respect of a borrowing of Loans to finance the payment of LC Disbursements) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Lender and the Administrative Agent will have received an LC Request as required by Section 3.2.

(b)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless (i) such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date or (ii) such representation and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case such representations and warranties shall be true and correct in all respects).

(c)    No Default. At the time of and immediately after giving effect to such borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(d)    No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it or any Issuing Lender from issuing any Letters of Credit to be issued by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans or the issuance of any Letters of Credit hereunder. It is understood and agreed that if any Lender or Issuing Lender is restrained by any occurrence or matter set forth in this clause (d), no other unaffected Lender or Issuing Lender shall be relieved from its obligation to make Loans, issue Letters of Credit and make other extensions of credit hereunder, subject to satisfaction of the other conditions hereunder.

(e)    USA PATRIOT Act. With respect to Letters of Credit issued for the account of a Restricted Subsidiary only, the Lenders and the Administrative Agent shall have timely received the information required under Section 10.16.

Each of the delivery of a Borrowing Request or an LC Request and the acceptance by the Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrower and each other Loan Party that on the date of such Credit Extension the conditions contained in Sections 5.2(b)-5.2(e) have been satisfied. Borrower shall provide such information (including calculations in reasonable detail of the covenants in Section 7.1) as the Administrative Agent may reasonably request to confirm that the conditions in Sections 5.2(b)-5.2(e) have been satisfied.

ARTICLE 6
AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that, so long as any Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

Section 6.1    Financial Statements. Furnish to the Administrative Agent and each Lender:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing;

(b)    as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes); and

(c)    If, at any time, any of the consolidated Subsidiaries of the Borrower are Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 6.1(a) or Section 6.1(b), a certificate of the chief financial officer of the Borrower setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), Section 6.1(b) or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.bkep.com; or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.2    Certificates; Other Information. Furnish to the Administrative Agent and each Lender (or, in the case of clause (g), to the relevant Lender):

(a)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or Section 6.1(b), a Compliance Certificate from a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred that is continuing except as specified in such certificate, containing all information and calculations necessary for determining compliance by the Borrower with the covenants set forth in Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and to the extent not previously disclosed to the Administrative Agent, containing a description of any change in the jurisdiction of organization of any Loan Party, a list of any Intellectual Property acquired by any Loan Party, a description of any Person that has become a Group Member, in each case since the date of the most recent report delivered pursuant to this clause (a) (or, in the case of the first such report so delivered, since the Closing Date), and (D) a description of any real property of a Loan Party that is required to be mortgaged to the Administrative Agent for the benefit of the Secured Parties in accordance with Section 6.9 that is not then subject to a Mortgage;

(b)    as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount;

(c)    concurrently with the delivery of any financial statements pursuant to Section 6.1(a) or Section 6.1(b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter;

(d)    within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(e)    promptly following receipt thereof, copies of (i) any documents described in Section 101(k) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the relevant Group Member or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof;

(f)    concurrently with the delivery of the financial statements referred to in Section 6.1(a), a report or reports of one or more reputable insurance brokers or consultants with respect to the insurance required by Section 6.5, in form and substance reasonably satisfactory to the Administrative Agent; and

(g)    promptly, (i) information and documentation for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or other applicable anti-money laundering laws and the Beneficial Ownership Regulation and (ii) such additional financial and other information, in each case as the Administrative Agent or any Lender may from time to time reasonably request.

Section 6.3    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6.4    Maintenance of Existence; Compliance; Properties.

(a)     Preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)    Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)    Do or cause to be done all things necessary to maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting real property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all leases, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 6.4(c) shall prevent sales of property, consolidations or mergers by or involving any Group Member in accordance with Section 7.4 or Section 7.5.

Section 6.5    Insurance.

(a)    Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Group Members against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance and (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law.

(b)    Requirements of Insurance. All such insurance shall (i) to the extent available under Insurance Requirements, provide that no cancellation shall be effective until at least 30 days (10 days with respect to cancellation from non-payment) after receipt by the Administrative Agent of written notice thereof (and the Borrower agrees to provide prompt notice of any material reduction in amount or material change in coverage thereof) and (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable; provided that, notwithstanding any such loss payee or mortgagee designation, so long as no Default or Event of Default exists, any payment under such Insurance Policy may be made solely to the applicable Group Member for application as required and permitted by Section 2.6.

(c)    Notice to Agents. Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.5 is taken out by any Group Member; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d)    [Reserved].

(e)    Broker’s Report. Deliver to the Administrative Agent and the Lenders a report or reports of one or more reputable insurance brokers or consultants with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(f)    Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 6.5 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 6.5.

Section 6.6    Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all financial transactions in relation to its business and activities and permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants; provided, the Borrower shall not be obligated to reimburse the costs or expenses incurred by the Administrative Agent or any Lender in complying with the Borrower’s obligations pursuant to this Section unless a Default or an Event of Default has occurred and is continuing.

Section 6.7    Notices. Promptly (and, in any event, within three Business Days after a Responsible Officer of the Borrower obtains knowledge thereof) give notice to the Administrative Agent and each Lender of:

(a)    the occurrence of any Default or Event of Default;

(b)    any default or event of default under any Contractual Obligation of any Group Member or litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)    any litigation or proceeding affecting any Group Member in which the uninsured amount involved is $2,500,000 or more, in which injunctive or similar relief is sought or (iii) which relates to any Loan Document;

(d)    an ERISA Event that is reasonably expected to result in a liability to any Group Member in excess of $2,500,000;

(e)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(f)    the occurrence of a Recovery Event;

(g)    the incurrence of any material Lien (other than Liens permitted by Section 7.3) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially detract from the value of the Collateral; and

(h)    any change in the information provided in any relevant Beneficial Ownership Certification delivered hereunder that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

Section 6.8    Environmental Laws.

(a)    (i) Comply with all applicable Environmental Laws, and take commercially reasonable efforts to ensure that all tenants and subtenants, if any, comply with all applicable Environmental Laws, and (ii) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Materials of Environmental Concern in a manner that would not reasonably be expected to result in a liability to any Group Member or to adversely affect any real property owned or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a liability to, or adversely affect any real property owned or operated by, any Group Member; it being understood that this paragraph (a) shall be deemed not breached by a noncompliance with any of the foregoing (i) or (ii) provided that, upon learning of such noncompliance or any condition that results from such noncompliance, any affected Group Member promptly develops and diligently implements a response to such noncompliance and any such condition that is consistent with principles of commercially reasonable prudent environmental management and all applicable Environmental Laws, and provided further that such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all material respects with all orders and directives of all Governmental Authorities regarding Environmental Laws or Materials of Environmental Concern.

Section 6.9    Additional Collateral, etc.

(a)    With respect to any property acquired after the Closing Date by any Loan Party of the type that would have constituted Collateral on the Closing Date (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3(c), (d) or (e)) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and take all actions required by the Security Documents to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property (in the case of Collateral other than Pledged Stock, subject only to Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b)    With respect to any fee-owned real property, easement property, or leased real property acquired after the Closing Date by any Loan Party (other than (x) any fee-owned real property, easement property, or leased real property (including terminal and storage facilities) having a value (together with improvements thereof) of less than $1,500,000, provided that the aggregate value of all such properties shall not exceed $20,000,000 as of the date a Compliance Certificate is delivered, or required to be delivered, to the Administrative Agent pursuant to Section 6.2(a); provided, further, that if any such properties were acquired within 30 days prior to the date a Compliance Certificate is delivered, or required to be delivered, to the Administrative Agent pursuant to Section 6.2(a), the value of such properties shall be excluded from the limitation in the immediately preceding proviso so long as Mortgages with respect to such properties are in process pursuant to Section 6.9(a), and (y) any such interest in real property subject to a Lien expressly permitted by Section 7.3(c), (d) or (e)), promptly (but, subject to Section 6.5(d), no later than 30 days after the acquisition thereof (as such period may be extended by the Administrative Agent in its sole discretion)) execute and deliver a first priority

(subject only to Customary Permitted Liens) Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in real property, if reasonably requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such interest in real property in an amount equal to the purchase price of such interest in real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)    With respect to any new Restricted Subsidiary that is a Wholly Owned Subsidiary of the Borrower (other than an Immaterial Subsidiary or an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Group Member (which, for the purposes of this paragraph (c), shall include, for the avoidance of doubt, any existing Restricted Subsidiary that ceases to be an Immaterial Subsidiary or an Excluded Foreign Subsidiary), promptly execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by any Group Member, deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, cause such new Restricted Subsidiary to become a party to the Guarantee and Collateral Agreement, to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Restricted Subsidiary (in the case of Collateral other than Pledged Stock, subject only to Liens permitted by Section 7.3), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and to deliver to the Administrative Agent a certificate of such Restricted Subsidiary, substantially in the form of Exhibit D, with appropriate insertions and attachments, and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)    With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than by any Group Member that is an Excluded Foreign Subsidiary), promptly execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Restricted Subsidiary be required to be so pledged), deliver to the Administrative Agent the certificates representing such pledged Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)    Promptly, upon the reasonable request of the Administrative Agent or any Lender, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution,

acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by Section 7.3 in the case of Collateral other than Pledged Stock, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith. Use commercially reasonable efforts to deliver or cause to be delivered to the Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent as the Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent may require. If the Administrative Agent or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the real property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable Requirements of Law.

Section 6.10    Commodity Exchange Act Keepwell Provisions. The Borrower hereby guarantees the payment and performance of all Obligations of each Loan Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Loan Party (other than the Borrower) in order for such Loan Party to honor its obligations under the Guarantee and Collateral Agreement including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 6.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.10, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 6.10 shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 6.10 constitute, and this Section 6.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 6.11    Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a)    Unless designated as an Unrestricted Subsidiary on Schedule 4.15 as of the Closing Date or thereafter, assuming compliance with Section 6.11(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b)    The Borrower may designate by prior written notice thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if immediately prior, and after giving effect, to such designation, (i) (A) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), and (B) no Default or Event of Default exists or would exist (and the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.1); and (ii) the Investment deemed to be made in such Subsidiary pursuant to the next sentence would be permitted to be made at the time of such designation under Section 7.7(e). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary. Except as provided in this Section 6.11(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c)    The Borrower may designate by prior written notice thereof to the Administrative Agent any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately prior, and after giving effect to such designation, (i) (A) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default exists or would exist (and the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.1) and (ii) the Borrower is in compliance with the requirements of Section 6.9 and Section 7.18. Any such designation shall (x) be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 7.7(e) or Section 7.7(j) and (y) constitute the incurrence at the time of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

(d)    The Borrower will cause the management, business and affairs of each Group Member to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Group Members to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from each Group Member.

Section 6.12    Post Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.12, in each case within the time limits specified on such schedule.

Section 6.13    Accounts. Each Loan Party shall:

(a)    from and after the 30th day following the Closing Date (as such date may be extended by the Administrative Agent in its sole discretion from time to time) cause all of its deposit accounts, securities accounts and commodity accounts, other than Excluded Accounts, to be subject to Account Control Agreements; and

(b)    upon the request of the Administrative Agent, promptly provide a schedule of the deposit accounts, securities accounts and commodity accounts of the Loan Parties together with such other information in respect of such accounts as the Administrative Agent may reasonably request.

Section 6.14    Anti-Corruption Laws and Sanctions.

(a)    Implement and maintain in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (while acting in their capacity as agents for the Borrower or its Subsidiaries) with Anti-Corruption Laws and Sanctions applicable to the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (while acting in their capacity as agents for the Borrower or its Subsidiaries).

(b)    Comply with Anti-Corruption Laws and applicable Sanctions in all material respects and conduct any and all activities such that no activity of the Borrower or any of its Subsidiaries would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.

(c)    Ensure that the proceeds from the Loans are not used for the purpose of financing the activities of any Sanctioned Person in violation of Sanctions, and ensure that the proceeds are not lent, contributed or otherwise made available to any Subsidiary, Joint Venture partner or other Person for the purpose of financing the activities of any Sanctioned Person in violation of Sanctions.

ARTICLE 7
NEGATIVE COVENANTS

The Borrower hereby covenants and agree that, so long as any Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.1    Financial Condition Covenants.

(a)    Consolidated Total Leverage Ratio.

(i)    For all periods ending after the Closing Date, except as provided in Section 7.1(a)(ii), permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to exceed 4.75 to 1.00; provided, that from and after the last day of the fiscal quarter immediately preceding the fiscal quarter in which a Specified Acquisition occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Specified Acquisition occurred, the Consolidated Total Leverage Ratio shall not exceed 5.25 to 1.00; provided, further, that the immediately preceding proviso shall apply only to the fiscal quarter ending March 31, 2020 and each fiscal quarter ending thereafter; and

(ii)    For all periods ending on or after the fiscal quarter ending March 31, 2020, so long as the Qualified Senior Notes Date has occurred, the Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter to exceed 5.00 to 1.00, provided, that from and after the last day of the fiscal quarter immediately preceding the fiscal quarter in which a Specified Acquisition occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Specified Acquisition occurred, the Consolidated Total Leverage Ratio shall not exceed 5.50 to 1.00.

(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 2.50 to 1.00.

(c)    Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.50 to 1.00 from and after the date on which the Borrower issues Qualified Senior Notes in an aggregate principal amount (when combined with all other Qualified Senior Notes previously or concurrently issued) that equals or exceeds $200,000,000.

Section 7.2    Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)    Indebtedness of any Loan Party pursuant to any Loan Document;

(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.2(b) and any refinancings, refundings, renewals or extensions thereof (without increasing (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing), or shortening the average weighted life or the maturity of, the principal amount thereof);

(c)    intercompany Indebtedness between the Borrower and any Restricted Subsidiary or between Restricted Subsidiaries to the extent permitted by Section 7.7(d); provided that such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than the Borrower or a Subsidiary Guarantor (or the Administrative Agent pursuant to the Security Documents);

(d)    Guarantee Obligations by any Loan Party in respect of Indebtedness otherwise permitted hereunder of any Loan Party;

(e)    Indebtedness (including, without limitation, Capital Lease Obligations) incurred to finance the acquisition or leasing of fixed or capital assets in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(f)    Indebtedness of a Restricted Subsidiary issued and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by any Group Member, and not incurred in contemplation thereof, in a transaction constituting a Permitted Acquisition (“Acquired Debt”); provided that, both before and after giving effect to such Permitted Acquisition, the aggregate principal amount of Indebtedness outstanding under this Section 7.2(f) shall not exceed an amount equal to the greater of (i) $10,000,000 or (ii) twenty percent (20%) of Consolidated EBITDA at the time of incurrence;

(g)    Indebtedness incurred in connection with the endorsement of negotiable instruments, Specified Cash Management Agreements and other similar obligations in respect of netting services, overdraft protection and similar arrangements, in each case in the ordinary course of business and discharged within two (2) days of the incurrence thereof;

(h)    Indebtedness incurred in respect of insurance premium financing for insurance being acquired by the Borrower or any Restricted Subsidiary under customary terms and conditions;

(i)    unsecured Indebtedness for borrowed money of, or in respect of a private placement or public sale of notes by the Borrower and/or a Subsidiary Guarantor, and any unsecured guarantees thereof by the Subsidiary Guarantors; provided, however, that (i) such Indebtedness shall not have the benefit of any letter of credit or other credit support (other than such unsecured guarantees from the Subsidiary Guarantors), (ii) such Indebtedness shall have no portion of its principal amount scheduled to be due and payable prior to the first anniversary of the Maturity Date, (iii) such Indebtedness shall have the benefit of no financial maintenance covenants that are more restrictive than, or that conflict with, those contained herein and (iv) no covenant benefiting such Indebtedness shall restrict the Borrower or any of its Restricted Subsidiaries from incurring $600,000,000 of Indebtedness under this Agreement; provided that both before and after giving effect to the incurrence of such Indebtedness and the application of any of the proceeds thereof on the issuance date no Default or Event of Default exists or would exist and, on a Pro Forma Basis, the Borrower shall be in compliance with the covenants contained in Section 7.1(a) and Section 7.1(b) (any such Indebtedness, “Qualified Senior Notes”); and

(j)    Indebtedness not otherwise permitted by the foregoing clauses of this Section 7.2; provided that, both before and after giving effect to the incurrence of any such Indebtedness, the aggregate principal amount outstanding under this Section 7.2(j) shall not to exceed an amount equal to the greater of (i) $10,000,000 or (ii) twenty percent (20%) of Consolidated EBITDA at the time of incurrence.

Section 7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Liens created pursuant to the Security Documents;

(b)    Customary Permitted Liens;

(c)    Liens in existence on the date hereof listed on Schedule 7.3(c), securing Indebtedness permitted by Section 7.2(b), provided that no such Lien is spread to cover any additional property (other than proceeds and accessions and additions to the original property) after the Closing Date and that the amount of Indebtedness secured thereby is not increased (other than as permitted by Section 7.2(b));

(d)    Liens securing Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 7.2(e), provided that such Liens shall be created substantially simultaneously with the acquisition of the acquired fixed or capital assets and such Liens do not at any time encumber any property other than the property (and proceeds and accessions and additions to such property) financed by such Indebtedness;

(e)    Liens securing Acquired Debt permitted pursuant to Section 7.2(f), provided, that any such Lien does not extend to any property other than the property of the newly acquired Restricted Subsidiary (and proceeds and accessions and additions to such property) that is subject to a Lien securing such Indebtedness as of the closing of the Permitted Acquisition of such Restricted Subsidiary;

(f)    Liens securing insurance premium financing having a term not to exceed one year and otherwise under customary terms and conditions in respect of insurance policies, provided that no such Lien may extend to or cover any property other than the insurance being acquired with such financing, the proceeds thereof and any unearned or refunded insurance premiums related thereto; and

(g)    Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) $10,000,000 at any one time, provided that Liens on property constituting Buildings (as defined in any Mortgage) or any portion of the Collateral shall not be permitted pursuant to this clause (g) to the extent such Liens secure Indebtedness.

Section 7.4    Fundamental Changes. Consummate any merger, division, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of (whether in one transaction or in a series of transactions and including by statutory division of the Borrower or such Restricted Subsidiary) all or substantially all of its property or business, except that:

(a)    any Wholly Owned Restricted Subsidiary may (i) be merged or consolidated with or into (A) the Borrower (provided that the Borrower shall be the continuing or surviving Person) or (B) another Wholly Owned Restricted Subsidiary, and (ii) divide (provided that, in the cases of clause (i)(B) above and this clause (ii), if a Subsidiary Guarantor is a party to such transaction, all continuing or surviving Persons of such transaction shall be Subsidiary Guarantors);

(b)    any Restricted Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Wholly Owned Restricted Subsidiary (upon voluntary liquidation or otherwise) (provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be a Loan Party) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c)    any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

Section 7.5    Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a)    the Disposition of obsolete or worn out property, or property that is no longer used or useful in the conduct of the business of the Borrower or any Restricted Subsidiary, in the ordinary course of business;

(b)    the sale of inventory in the ordinary course of business;

(c)    leases, subleases, licenses and sublicenses in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower or its Restricted Subsidiaries;

(d)    Liens permitted by Section 7.3, Investments permitted by Section 7.7 and Restricted Payments permitted by Section 7.6;

(e)    Dispositions of Cash Equivalents in the ordinary course of business.

(f)    Dispositions permitted by clause (i) of Section 7.4(b);

(g)    the sale or issuance of any Restricted Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(h)    Dispositions of property (i) resulting from the condemnation thereof or (ii) that has suffered a casualty (constituting a total loss or constructive total loss of such property) upon or after receipt of the insurance proceeds of such casualty;

(i)    sales or discounts of overdue accounts receivable in the ordinary course of business, in connection with the compromise or collection thereof, and not in connection with any financing transaction; and

(j)    Dispositions of property during any period of four consecutive fiscal quarters of the Borrower (the “Subject Period”) so long as (i) either (A) at least 75% of the purchase price of such property shall be paid in cash (unless such Disposition is being made in connection with the settlement of any litigation or dispute involving any Group Member), or (B) the Designated Non-Cash Consideration for such Disposition, together with all other Designated Non-Cash Consideration for Dispositions under this clause (j) during this Agreement, is less than $5,000,000 in the aggregate, (ii) no Default or Event of Default shall exist prior to or after giving effect to any such Disposition, (iii) the sum of (A) aggregate fair market value (at the time of Disposition thereof) of all property disposed of by the Borrower and its Restricted Subsidiaries in the Subject Period pursuant to this Section 7.5(j) plus (B) the aggregate fair market value of all property then proposed to be disposed of in the Subject Period pursuant to this Section 7.5(j) does not exceed an amount equal to ten percent (10%) of the Consolidated EBITDA at the time of the Disposition, (iv) if any such property consists of Capital Stock of any Subsidiary, such Disposition shall be of all of the Capital Stock of such Subsidiary and (v) the Administrative Agent will have received a certificate from the Borrower demonstrating compliance with the conditions of this Section 7.5(j).

Section 7.6    Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a)    the Borrower may make Restricted Payments solely in additional units of its Capital Stock (other than Disqualified Capital Stock);

(b)    Restricted Subsidiaries may make Restricted Payments ratably with respect to their Capital Stock;

(c)    (i) the Borrower and each Restricted Subsidiary may purchase, redeem or otherwise acquire Capital Stock issued by it (x) with the proceeds received from the substantially concurrent issue of new Capital Stock (provided that if such new Capital Stock being issued is preferred Capital Stock, then proceeds of such new Capital Stock may only be used to purchase, redeem or otherwise acquire Capital Stock that is preferred Capital Stock of the same series or Capital Stock having terms less favorable to the Lenders), and (y) in an amount not to exceed $10,000,000 each calendar year and $40,000,000 in the aggregate prior to the Maturity Date (excluding from such annual and aggregate limits any Capital Stock purchased, redeemed or otherwise acquired prior to the Closing Date), so long as, both before and immediately after giving effect thereto (A) the Consolidated Total Leverage Ratio on a Pro Forma Basis is less than 4.00 to 1.00, (B) no Default or Event of Default then exists or would result therefrom, and (C) the Borrower has availability under this Agreement of at least 20% of the Total Commitments, and (ii) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries in an amount not to exceed $1,000,000 for any period of four (4) consecutive fiscal quarters of the Borrower; and

(d)    so long as both before and immediately after giving effect thereto, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.1 and no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare cash distributions to the holders of its Capital Stock in an amount not to exceed “Available Cash” (as such term is defined in the Borrower Partnership Agreement) pursuant to and in accordance with the terms of the Borrower Partnership Agreement (“Quarterly Distributions”); and

(e)    the Borrower may pay Quarterly Distributions within 45 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (d) of this Section 7.6.

Section 7.7    Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)    demand deposits with financial institutions, prepaid expenses and extensions of trade credit in the ordinary course of business (and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss);

(b)    investments in Cash Equivalents;

(c)    Guarantee Obligations permitted by Section 7.2 and performance guarantees incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of obligations of any Loan Party;

(d)    (i) Investments existing on the Closing Date and listed on Schedule 7.7 hereof and (ii) Investments made by any Group Member in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor;

(e)    so long as (i) no Default or Event of Default exists either before or after giving effect thereto and (ii) the Borrower is in compliance with Section 7.1 both before and after giving effect thereto on a Pro Forma Basis, (x) Investments in Unrestricted Subsidiaries, provided that the aggregate amount of all such Investments at any one time shall not exceed $20,000,000, and (y) Joint Ventures and Restricted Subsidiaries that are not Subsidiary Guarantors, provided that the aggregate amount of all such Investments at any one time shall not exceed the greater of (A) $20,000,000 less the amount of Investments in Unrestricted Subsidiaries at such time and (B) an amount equal to thirty percent (30%) of Consolidated EBITDA at the time of such Investment;

(f)    Permitted Acquisitions;

(g)    Swap Agreements to the extent expressly permitted by Section 7.11;

(h)    (i) loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses), but only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, in an aggregate amount for all Group Members not to exceed $100,000 at any one time outstanding, and (ii) Restricted Payments permitted by Section 7.6;

(i)    Investments consisting of debt securities as partial consideration for the Disposition of assets to the extent permitted by Section 7.5;

(j)    [reserved]; and

(k)    in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Restricted Subsidiaries if, both before and after giving effect to any such Investment, (i) no Default or Event of Default exists, and (ii) the aggregate amount of Investments outstanding under this Section 7.7(k) does not exceed an amount equal to the greater of (A) $20,000,000 and (B) an amount equal to thirty percent (30%) of Consolidated EBITDA at the time of such Investment.

The amount of any Investment by any Person on any date of determination shall be the sum of the acquisition price of the gross assets acquired by such Person (including the amount of any liability assumed in connection with the acquisition by such Person to the extent such liability would be reflected as a liability on a balance sheet prepared in accordance with GAAP) plus all additional capital contributions or purchase price and earnout adjustments (positive or negative) paid (or credited) in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than the Borrower or another Restricted Subsidiary of the Borrower) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

Section 7.8    Optional Payments and Modifications of Certain Debt Instruments. Make any optional payments or prepayments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) of any Indebtedness permitted by Section 7.2(i) prior to the date that is 91 days after the Maturity Date, except, provided that no Default or Event of Default has occurred and is continuing or would result from such payment, prepayments, redemptions or purchases of up to 35% of the original principal amount of such Indebtedness with the proceeds of issuances of Capital Stock (other than Disqualified Capital Stock); amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2(i) if such amendment, supplement or other modification would not be permitted by the terms of Section 7.2(i) without the prior written consent of the Required Lenders, or amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Borrower’s Series A Preferred Units (as defined in the Borrower Partnership Agreement) (other than any such amendment, modification, waiver or other change that would not be adverse to the Lenders).

Section 7.9    Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is otherwise not prohibited by this Agreement, in the ordinary course of business of the relevant Group Member, and upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing restriction shall not apply to (i) Restricted Payments permitted by Section 7.6, (ii) any transactions listed on Schedule 7.9, or (iii) any transactions approved by the Conflicts Committee.

Section 7.10    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

Section 7.11    Swap Agreements. Enter into any Swap Agreement, except Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Capital Stock) and Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

Section 7.12    Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 7.13    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations, other than:

(a)    this Agreement and the other Loan Documents;

(b)    any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby);

(c)    any agreements governing Acquired Debt or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition and not in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that such acquisition is a Permitted Acquisition and, in the case of Acquired Debt, such Indebtedness is permitted by this Agreement, provided that the restrictions contained in the agreements governing such Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Acquired Debt being refinanced; and

(d)    customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, to the extent such provisions restrict the transfer or assignment thereof.

Section 7.14    Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Borrower to make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary of the Borrower, make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary of the Borrower or transfer any of its assets to the Borrower or any other Restricted Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of:

(i)    any restrictions existing under the Loan Documents;

(ii)    any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary otherwise permitted hereby;

(iii)    any agreement governing Acquired Debt or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition and not in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that such acquisition is a Permitted Acquisition and, in the case of Acquired Debt, such Indebtedness is permitted by this Agreement, provided that the restrictions contained in the agreements governing such Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(iv)    customary non-assignment provisions in purchase and sale or exchange agreements or similar operational agreements or in licenses, easements or leases, in each case entered into in the ordinary course of business and consistent with past practices, to the extent such provisions restrict the transfer or assignment thereof;

(v)    any agreement relating to secured Indebtedness otherwise permitted by this Agreement that limits the right of the debtor to Dispose of the property subject to such Liens;

(vi)    provisions with respect to the Disposition of property in joint venture agreements and other similar agreements entered into in the ordinary course of business, to the extent that the Investment in such Joint Venture is permitted hereby; and

(vii)    restrictions on cash or other deposits required by utility, insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business.

Section 7.15    Lines of Business. Enter into any material line of business, either directly or through any Subsidiary, except for (a) those businesses in which the Borrower and its Restricted Subsidiaries are engaged on the date of this Agreement, (b) any Permitted Business and (c) activities and services that are reasonably related or ancillary to the foregoing.

Section 7.16    [Reserved].

Section 7.17    Take-or-Pay Contracts. Enter into any take-or-pay or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or services regardless of whether they are delivered or furnished, other than contracts for pipeline capacity or for services in either case reasonably anticipated to be utilized in the ordinary course of business.

Section 7.18    Unrestricted Subsidiaries and Joint Ventures.

(a)    Permit any Group Member to, incur, assume, guarantee or be or become liable for any Indebtedness of any of (i) the Unrestricted Subsidiaries or (ii) any Joint Venture except as permitted by Section 7.2 and 7.7.

(b)    Permit any (i) Unrestricted Subsidiary or (ii) Joint Venture to hold any Capital Stock in, or any Indebtedness of, any Group Member.

Section 7.19    Amendment of Borrower Partnership Agreement. Permit any amendment, modification or change, or consent to any amendment, modification or change to, (a) the definition of “Available Cash” in the Borrower Partnership Agreement or (b) any of the other terms of the Borrower Partnership Agreement, except, in the case of this clause (b), to the extent the same could not reasonably be expected to be materially adverse to the Lenders (and provided that the Borrower promptly furnishes to the Administrative Agent a copy of such amendment, modification, supplement, cancellation, termination or waiver).

ARTICLE 8
EVENTS OF DEFAULT

Section 8.1    Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)    the Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; (ii) any interest on any Loan or Reimbursement Obligation, or any fee payable hereunder or under any other Loan Document, within three (3) Business

Days after any such interest or fee becomes due; or (iii) any other amount payable hereunder or under any other Loan Document, within five (5) Business Days after any such other amount becomes due; or

(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or other written statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7, Section 6.9, Section 6.11, Section 6.12, Section 6.14 or Article 7 of this Agreement or Sections 5.5 and 5.6(b) of the Guarantee and Collateral Agreement; or

(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e)    any Group Member shall default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; or

(f)     any Group Member or the General Partner shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member or the General Partner shall make a general assignment for the benefit of its creditors; or there shall be commenced against any Group Member or the General Partner any case, proceeding or other action of a nature referred to in clause (i) above that results in the entry of an order for relief or any such adjudication or appointment or remains undismissed or undischarged for a period of 60 days; or there shall be commenced against any Group Member or the General Partner any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or any Group Member or the General Partner shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; any Group Member or the General Partner shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or any Group Member shall make a general assignment for the benefit of its creditors; or

(g)    (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan, (ii) the PBGC shall institute proceedings to terminate any Pension Plan(s), (iii) any Loan Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (iv) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to result in a Material Adverse Effect; or

(h)    one or more judgments or decrees shall be entered against (or any valid and binding settlement agreement shall be entered into by) any Group Member involving in the aggregate a liability (to the extent not paid by any Group Member when due in accordance with the terms thereof or not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $20,000,000 or more, and (in the case of judgments and decrees) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case except as expressly permitted by the terms of the Loan Documents; or

(j)    the guarantee contained in Article 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, other than the release of a Subsidiary Guarantor from the Guarantee and Collateral Agreement in connection with a transaction permitted by the Loan Documents; or

(k)    any Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower or the General Partner, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Exposure, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon or otherwise terminated or back-stopped to the applicable Issuing Lender’s satisfaction, all Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Section 8.2    Application of Proceeds. The proceeds received by the Administrative Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Administrative Agent pursuant to this Agreement, promptly by the Administrative Agent as follows:

(a)    First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all fees payable to the Administrative Agent, and all amounts for which the Administrative Agent is entitled to indemnification, in each case pursuant to the provisions of any Loan Document (including, without limitation, pursuant to Section 10.5), together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b)    Second, to the payment of all amounts owed pursuant to Erroneous Payment Subrogation Rights, and all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, in each case pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c)    Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Specified Swap Agreements or Specified Cash Management Agreements constituting Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d)    Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Specified Swap Agreements and Specified Cash Management Agreements constituting Obligations and any interest accrued thereon; and

(e)    Fifth, the balance, if any, to the Person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from the Borrower or any Subsidiary Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Swap Obligations (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause third or fourth above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause third or fourth above, as applicable, by the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause third or fourth above, as applicable).

ARTICLE 9
THE AGENTS

Section 9.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

Section 9.2    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

Section 9.3    Exculpatory Provisions. Neither any Agent nor any of their respective Related Parties shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 9.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent has received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, advisors, attorneys in fact or affiliates.

Section 9.7    Indemnification. Without limiting the obligations of the Lenders under Section 10.5, the Lenders agree to indemnify each Agent and each Related Party of such Person (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 9.8    Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.9    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation (except that in the case of any Collateral and Liens held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral and Liens until such time as a successor Administrative Agent is appointed), the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.9 and of Section 10.5 shall continue to inure to its benefit.

Section 9.10    Lead Arrangers, Co-Syndication Agents and Co-Documentation Agents. No Lead Arranger, Co-Syndication Agent and no Co-Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

Section 9.11    Erroneous Payments.

(a)    If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)    (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)    such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.11(b).

(c)    Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender,

Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time (and recordation of the deemed assignment in the Register), (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender, and (iv) the Administrative Agent shall reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)    The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f)    To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim,

counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 10
MISCELLANEOUS

Section 10.1    Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be waived, amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; amend, modify or waive any provision of (x) Section 2.12 in a manner that would alter the pro rata sharing of payments or order of application required thereby or (y) Section 2.15, Section 8.2, and Section 10.7, in each case, without the written consent of each Lender adversely affected thereby; amend, modify or waive any provision of Article 9 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent; amend, modify or waive any provision of Article 3 without the written consent of each Issuing Lender or subordinate the payment priority of the Obligations or subordinate the Liens granted to the Administrative Agent (for the benefit of the Secured Parties) in the Collateral (other than the subordination of such Liens to any Lien permitted by Section 7.3(b), 7.3(c), 7.3(d), 7.3(e) or 7.3(f), in each case as in effect on the Closing Date), without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative

Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Notwithstanding anything to the contrary herein, any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by each Loan Party party to the relevant Loan Document and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property, or to facilitate the joinder of a Subsidiary as a Subsidiary Guarantor.

Section 10.2    Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 10.2(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to it at 6060 America Plaza, Suite 600, Tulsa, Oklahoma 74135, Attention of Chief Financial Officer, Facsimile No. (918) 237-4001, with a copy, which shall not constitute notice to the Borrower, to Baker Botts L.L.P. at 2001 Ross Avenue, Dallas, Texas 75201, Attention of Luke Weedon, Facsimile No. (214) 661-4970;

(ii)    if to the Administrative Agent, to

Truist Bank
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attention: Portfolio Manager

With a copies to (for Information purposes only):

Truist Bank

3333 Peachtree Road

Atlanta, Georgia 30326

Attn: LevFin Banker

Truist Bank
Agency Services
303 Peachtree Street, N.E. / 25th Floor
Atlanta, Georgia 30308
Attention: Agency Services Manager
Telecopy Number: (404) 221-2001

and

McGuireWoods LLP

1230 Peachtree Street, NE

Suite 2100

Atlanta, GA 30309

Attn: Chris Molen

E-mail: cmolen@mcguirewoods.com

(iii)    if to Truist Bank, as an Issuing Lender, to Truist Bank, 245 Peachtree Center Ave., 17th Floor, Atlanta, GA 30303, Telephone: 800-951-7847, Attention: Standby Letter of Credit Dept.; and

(iv)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 10.3    No Waiver; Cumulative Remedies. No failure on the part of the Administrative Agent, any other Agent, any Issuing Lender or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Administrative Agent, any other Agent, any Issuing Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, remedies, powers and privileges that they would otherwise have (but in no event shall the Administrative Agent, any other Agent, any Issuing Lender or any Lender be entitled to recover for the same loss more than once). No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 10.1, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any other Agent, any Lender or any Issuing Lender may have had notice or knowledge of such Default or Event of Default at the time.

Section 10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 10.5    Payment of Expenses and Taxes.

(a)    The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and Truist Securities, Inc. in connection with the syndication of the Facilities, the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto), including the reasonable fees and disbursements of counsel to the Administrative Agent and Truist Securities, Inc. and filing and recording fees and expenses, with invoices with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on demand, (ii) all costs, expenses, assessments and other charges incurred by the Administrative Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Document or any other document referred to therein (other than Taxes, for which the provisions of Section 2.14(b) shall apply instead), (iii) all reasonable out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) all out-of-pocket costs and expenses incurred by the Administrative Agent, the Lead Arrangers, each Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Lead Arrangers, each Issuing Lender or any Lender, in connection with the enforcement or preservation of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, that the Borrower shall not have any obligation under this Section 10.5 in connection with any action or claims brought by one Secured Party solely against another Secured Party.

(b)    THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, EACH OTHER AGENT, THE LEAD ARRANGERS, EACH ISSUING LENDER AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (1) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (2) THE FAILURE OF THE BORROWER OR ANY SUBSIDIARY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (3) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY SUBSIDIARY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (4) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (a) ANY REFUSAL BY ANY ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (b) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (5) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (6) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND ITS

SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES BY THE BORROWER AND ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES, (7) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS, (8) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF MATERIALS OF ENVIRONMENTAL CONCERN OR HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (9) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY SUBSIDIARY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR AFFILIATES, (10) THE PAST OWNERSHIP BY THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR AFFILIATES OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (11) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY SUBSIDIARY OR ANY OF THEIR AFFILIATES OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF MATERIALS OF ENVIRONMENTAL CONCERN OR HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES, (12) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES, OR (13) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS RELATED IN ANY WAY TO THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES, OR (14) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (x) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE, (y) RESULT FROM A CLAIM BROUGHT BY THE BORROWER OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY LOAN DOCUMENT, IF THE BORROWER OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION OR (z) RESULT FROM CLAIMS SOLELY BETWEEN OR AMONG INDEMNITEES TO THE EXTENT SUCH CLAIMS DO NOT ARISE FROM THE ACTS OF ANY GROUP MEMBER. THIS SECTION 10.5(B) SHALL NOT APPLY WITH RESPECT TO TAXES OTHER THAN ANY TAXES THAT REPRESENT LOSSES OR DAMAGES ARISING FROM ANY NON-TAX CLAIM.

(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any other Agent, the Lead Arrangers or any Issuing Lender under this Section, each Lender severally agrees to pay to the Administrative Agent, such other Agent, the Lead Arrangers or such Issuing Lender, as the case may be, ratably according to its respective Aggregate Exposure Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such other Agent, the Lead Arrangers or such Issuing Lender in its capacity as such.

(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor. The agreements in this Section 10.5 shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

Section 10.6    Successors and Assigns; Participations and Assignments.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)     (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A)    the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)    the Administrative Agent;

(C)    each Issuing Lender; and

(D)    without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective Assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)     the parties to each assignment (other than any party that is solely consenting thereto) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.13, Section 2.14, Section 2.15 and Section 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender or Issuing Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective Participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14 and Section 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.13, Section 2.14 and Section 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.13 or Section 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

Section 10.7    Adjustments; Set off.

(a)    Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

Section 10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 10.11    GOVERNING LAW; Jurisdiction; Consent to Service of Process.

(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York, sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, the Notes, or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any of the other Agents, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(c)    Each party to this Agreement agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER

AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.13    Acknowledgements. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    neither the Administrative Agent, nor any Issuing Lender nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, such Issuing Lender and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no Joint Venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

Section 10.14    Releases of Guarantees and Liens.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or under the circumstances described in paragraph (b) below.

(b)    At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than contingent indemnification obligations and obligations under or in respect of Specified Swap Agreements and Specified Cash Management Agreements) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding (other than Letters of Credit that have been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender), the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)    In each case as specified in this Section 10.14, the Administrative Agent will, at the Borrower’s sole expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Security Documents or to release such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 10.14.

Section 10.15    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person. For purposes of this Section, “Information” means all information received from the General Partner or any Loan Party (or on their behalf) relating to the General Partner or any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such disclosure; provided that, in the case of such information received by the Administrative Agent or any Lender after the Closing Date, such information is clearly identified at the time of delivery as confidential.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the General Partner, the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the General Partner, the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 10.16    USA PATRIOT Act Notice and Customer Verification. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.18    Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all Obligations of the Borrower hereunder shall be absolute and unconditional irrespective of:

(a)    any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b)    any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c)    any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto, in each case to the extent such change, amendment, waiver, consent or departure is made in accordance with Section 10.1;

(d)    any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e)    any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Borrower or any of the Loan Parties, other than the payment in full of the Obligations.

Section 10.19    Limitation of Liability. The General Partner, as general partner of the Borrower, shall not be liable for the obligations of the Borrower under this Agreement, including, without limitation, by reason of any payment obligation imposed by governing state partnership statutes and any provision of the applicable limited partnership agreement of the Borrower that requires the General Partner to restore a capital account deficit.

Section 10.20    True-Up Loans. Upon the effectiveness of this Agreement, (a) each Lender who holds Loans in an aggregate amount less than its Applicable Percentage (after giving effect to this amendment and restatement) of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Percentage of all Loans, (b) each Lender’s participation in each Letter of Credit shall be automatically adjusted to equal its Applicable Percentage (after giving effect to this amendment and restatement), and (c) such other adjustments shall be made as the Administrative Agent shall specify so that each Lender’s Aggregate Exposure Percentage equals its Applicable Percentage (after giving effect to this amendment and restatement) of the total Aggregate Exposures of all of the Lenders.

Section 10.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

The provisions of this Section 10.21 are intended to comply with, and shall be interpreted in light of, Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Section 10.22    Exiting Lenders. Each of the parties hereto hereby agrees and confirms that upon the effectiveness of this Agreement, the respective Commitments of each of Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Capital One, National Association, Natixis, Cadence Bank, N.A., Regions Bank, Amegy Bank, Citibank, N.A., Citizen’s Bank, N.A., and Deutsche Bank AG New York Branch (collectively, the “Exiting Lenders”, and each individually, an “Exiting Lender”) shall be $0, its Commitments to lend and all of its obligations under the Existing Credit Agreement and this Agreement shall be terminated and each of the Exiting Lenders shall cease to be a Lender for all purposes under the Loan Documents. The Lenders hereby waive any requirement of the Existing Credit Agreement and this Agreement (including Section 2.12 of this Agreement) that requires payments to Lenders to be made on a pro rata basis solely to the extent necessary to permit the payment to the Exiting Lenders of the amounts provided by Section 5.1(q) of this Agreement. The Borrower acknowledges and agrees that the provisions of the Existing Credit Agreement, including Section 10.5 thereof, by their terms survive the termination of the Existing Credit Agreement and the repayment of the loans thereunder shall remain in effect and continue to benefit each of the Exiting Lenders.

Section 10.23    Amendment and Restatement. It is the intention of the Borrower, the Administrative Agent, and the Lenders, and such parties hereby agree, from and after the Closing Date, this Agreement supersedes and replaces the Existing Credit Agreement in its entirety, and that (a) such amendment and restatement shall operate to renew, amend and modify certain of the rights and obligations of the parties under the Existing Credit Agreement as provided herein, but shall not act as a novation thereof, and (b) the Liens securing the “Obligations” under and as defined in the Existing Credit Agreement shall not be extinguished, but shall be carried forward and shall secure such obligations and

Indebtedness as renewed, amended, restated, and modified hereby. Unless specifically amended hereby, each of the Loan Documents, the Exhibits and the Schedules shall continue in full force and effect and, from and after the Closing Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement. Each Lender hereunder that is an Existing Lender and the Borrower each hereby consent to the amendments to, and amendments and restatements of, the Existing Loan Documents in the form of the Loan Documents.

Section 10.24         Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Guarantor, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the LC Commitment, the Commitments or this Agreement;

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by “Independent Qualified Professional Asset Managers” (within the meaning of Part VI of PTE 84-14)), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the LC Commitment, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a Qualified Professional Asset Manager, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the LC Commitment, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the LC Commitment, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the LC Commitment, the Commitments and this Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Subsidiary Guarantor, that none of the Administrative

Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the LC Commitment, the Commitments, and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).

Section 10.25         Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 10.26         FLOOD INSURANCE RELATED MATTERS. EACH PARTY TO THIS AGREEMENT AGREES THAT, NOTWITHSTANDING ANY PROVISION IN ANY OF THE LOAN DOCUMENTS TO THE CONTRARY, IN NO EVENT IS ANY BUILDING OR MANUFACTURED (MOBILE) HOME (AS THOSE TERMS ARE DEFINED IN APPLICABLE FLOOD INSURANCE LAWS) OWNED BY ANY LOAN PARTY INCLUDED IN THE MORTGAGED PROPERTY AND NO BUILDING OR MANUFACTURED (MOBILE) HOME SHALL BE ENCUMBERED BY ANY SECURITY DOCUMENT.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

	By:	/s/ Matthew R. Lewis
	Name:	Matthew R. Lewis
	Title:	Chief Financial Officer

Signature Page to Third Amended and Restated Credit Agreement

TRUIST BANK, as Administrative Agent, an Issuing Lender and as a Lender

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

CITY NATIONAL BANK, as a Lender

By:	/s/ Robert L. Nelson
Name:	Robert L. Nelson
Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Douglas Baker
Name:	Douglas Baker
Title:	Assistant Vice President

Signature Page to Third Amended and Restated Credit Agreement

FIRST HORIZON BANK, as a Lender

By:	/s/ Robert O'Connor
Name:	Robert O'Connor
Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Olga Santiago
Name:	Olga Santiago
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bruce Clark
Name:	Bruce Clark
Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

BBVA USA, as a Lender

By:	/s/ Mark H. Wolf
Name:	Mark H. Wolf
Title:	Senior Vice President

Signature Page to Third Amended and Restated Credit Agreement

SYNOVUS BANK, as a Lender

By:	/s/ Charles C. Clark, Jr.
Name:	Charles C. Clark, Jr.
Title:	Director

Signature Page to Third Amended and Restated Credit Agreement

COMERICA BANK, as a Lender

By:	/s/ Mackenzie Dold
Name:	Mackenzie Dold
Title:	Vice President

Signature Page to Third Amended and Restated Credit Agreement

SCHEDULE 1.1A

COMMITMENTS

Lender	Commitment	Percent
Truist Bank	$40,000,000	13.3333333%
City National Bank	$37,500,000	12.5%
U.S. Bank, National Association	$37,500,000	12.5%
First Horizon Bank	$37,500,000	12.5%
Fifth Third Bank, National Association	$37,500,000	12.5%
Bank of America, N.A.	$30,000,000	10.0%
BBVA USA	$30,000,000	10.0%
Synovus Bank	$30,000,000	10.0%
Comerica Bank	$20,000,000	6.6666667%
Total:	$300,000,000.00	100.00%

Schedule 1.1A to Third Amended and Restated Credit Agreement